UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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PPL Corporation

(Name of Registrant as Specified In Its Charter)

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PPL Corporation

Notice of Annual Meeting of Shareowners

        The Annual Meeting of Shareowners of PPL Corporation (“PPL” or “the Company”) will be held at Lehigh University’s Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 27, 2001, at 1:30 p.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

1.	The election of three directors for a term of three years.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2001.

        The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

        After reading the Proxy Statement, please follow the instructions on the enclosed Proxy for voting over the Internet, by telephone or returning your Proxy marked, signed and dated as soon as possible to assure your representation at the meeting. Only Shareowners of record at the close of business on Wednesday, February 28, 2001, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

By Order of the Board of Directors.

Robert J. Grey
Secretary
March 12, 2001
Proxy Statement

        The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 12, 2001.

OUTSTANDING STOCK AND VOTING RIGHTS

        The Board of Directors has established Wednesday, February 28, 2001, as the record date for Shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. The Articles of PPL divide the Company’s voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 145,347,604 shares of Common Stock was outstanding on the Record Date. Each outstanding share of Common Stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

        As of February 15, 2001, there are no entities known by the Company to own more than five percent of any class of stock entitled to vote at the Annual Meeting.

        Execution of the Proxy will not affect a Shareowner’s right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors and FOR the ratification of the appointment of independent accountants. Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

        Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PPL Services Corporation, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant’s account will be voted in accordance with the participant’s instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if Proxies are not returned.

        To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PPL subsidiaries or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

        Regarding Proposal 1 (the election of directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the accompanying Proxy or by following the instructions if voting over the Internet or by telephone. In order to be approved, Proposal 2 (the Ratification of the Appointment of Independent Accountants) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class.

PROPOSAL 1: ELECTION OF DIRECTORS

        PPL has a classified Board of Directors, currently consisting of nine directors divided into three classes. These classes consist of three directors whose terms will expire at the 2001 Annual Meeting, three directors whose terms will expire at the 2002 Annual Meeting, and three directors whose terms will expire at the 2003 Annual Meeting.

        The nominees this year are William F. Hecht, Stuart Heydt and W. Keith Smith. All of the nominees are currently serving as directors. Mr. Hecht and Dr. Heydt were elected by the Shareowners at the 1998 Annual Meeting and Mr. Smith was elected by the Shareowners at the 2000 Annual Meeting. If elected by the Shareowners, Messrs. Hecht and Smith and Dr. Heydt would serve until the 2004 Annual Meeting and until their successors shall be elected and qualified. Following the election of these three nominees, there will be nine members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 2002 Annual Meeting, three directors whose terms would expire at the 2003 Annual Meeting, and three directors whose terms would expire at the 2004 Annual Meeting.

        The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that Shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

WILLIAM F. HECHT, 57, is Chairman, President and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation, a subsidiary of PPL Corporation. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PPL in 1964. He was elected President and Chief Operating Officer in 1991 and was named to his present position in February 1995. Mr. Hecht is a director of Dentsply International, Inc. and serves on the board of a number of civic and charitable organizations. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Hecht has been a director since 1990.

STUART HEYDT, 61, retired in June 2000 as Chief Executive Officer of the Geisinger Health System, a not-for-profit corporation involved in health care and related services. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Wilkes University. He is chair of the Audit Committee and a member of the Compensation and Corporate Governance and Executive Committees. Dr. Heydt has been a director since 1991.

W. KEITH SMITH, 66, served as Vice Chairman of Mellon Financial Corp. and Senior Vice Chairman of Mellon Bank, N.A., Pittsburgh, Pa., as well as a director of both organizations, until his retirement in 1998. Mr. Smith also is a director of Dentsply International, Inc. He currently serves on the board of Allegheny General Hospital, Baytree National Bank and Trust Co. and several not-for-profit boards. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan and his M.B.A. from the University of Western Ontario, Graduate School of Business Administration. He is a member of the Finance and Audit Committees. Mr. Smith has been a director since 2000.

DIRECTORS CONTINUING IN OFFICE:

FREDERICK M. BERNTHAL, 58, is President of Universities Research Association (URA), Washington, D.C., a position he has held since 1994. URA is a consortium of 87 major research universities, and is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit Committee. He has been a director since 1997; his term ends in 2002.

JOHN W. CONWAY, 55, is Chief Executive Officer of Crown, Cork & Seal Company, Inc., Philadelphia, Pa., a position he has held since January 2001. Prior to that time, he served as President and Chief Operating Officer. Crown, Cork & Seal is a leading international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown, Cork & Seal in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past-Chairman of the Can Manufacturers Institute and is a director of Crown, Cork & Seal, West Pharmaceutical Services and Chestnut Hill College. He received his B.S. in Economics from the University of Virginia and his law degree from the Columbia University Law School. He is a member of the Compensation and Corporate Governance Committee. He has been a director since 2000; his term ends in 2003.

E. ALLEN DEAVER, 65, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., Lancaster, Pa. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering. He is a director of the Geisinger Health System. Mr. Deaver, chair of the Compensation and Corporate Governance Committee and a member of the Executive and Finance Committees, has been a director since 1991; his term ends in 2003.

WILLIAM J. FLOOD, 65, is Secretary-Treasurer of Highway Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and general contractors. Mr. Flood received a B.A. from Dartmouth College and joined HESCO in 1960. He is a director of HESCO, Geisinger Health System, Hescorp, Inc., PNC Bank (Northeast PA) and First Florida Bank. A member of the Audit, Executive and Nuclear Oversight Committees, Mr. Flood has been a director since 1990; his term ends in 2002.

ELMER D. GATES, 71, retired in 1999 as Vice Chairman of Fuller Company, Bethlehem, Pa. He has a B.S. in Mechanical Engineering from Clarkson College. Mr. Gates is a former director of Ambassador Bank, Chairman of the Board of Paragon Technologies, Inc., a director of the Lehigh Valley Economic Development Corporation and president of the Lehigh Valley Partnership. Mr. Gates, chair of the Finance Committee and a member of the Compensation and Corporate Governance, Executive and Nuclear Oversight Committees, has been a director since 1989; his term ends in 2003.

FRANK A. LONG, 60, is Executive Vice President of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation, a subsidiary of PPL Corporation. Mr. Long received a B.S. in Electrical Engineering from Northeastern University, and joined PPL in 1963. Senior Vice President-System Power & Engineering from 1990 until 1993, he was named to his present position in 1995. Mr. Long is a director of the Smart Discovery Center. Mr. Long has been a director since 1993; his term ends in 2002.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

        The Board of Directors held six meetings during 2000. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 2000 was 99%.

Compensation of Directors

        Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $50,000 per year, of which a minimum of $32,000 is allocated to a deferred stock account under the Directors Deferred Compensation Plan (“DDCP”); a fee of $1,000 for attending Board of Directors meetings, Committee meetings and other meetings at the Company’s request; and a fee of $150 for participating in meetings held by telephone conference call.

        Non-employee directors may elect to defer all or any part of the retainer and fees, pursuant to the DDCP. Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the directors’ retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

        Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director’s deferred stock account. As with the DDCP benefits, this additional deferred stock together with applicable dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

Certain Transactions Involving Directors or Executive Officers

        The SEC requires disclosure of certain business transactions or relationships between the Company or its subsidiaries, and other organizations with which any of the Company’s directors or executive officers is affiliated as an owner, partner, director, or executive officer.

        From time to time, when it has been appropriate and reasonable, the Company and its subsidiaries have engaged in transactions with, or have used products or services of, organizations with which the Company’s directors or executive officers are affiliated. It is expected that the Company will continue to do so.

        During 2000, PPL Electric Utilities Corporation (“PPL Electric”) paid Highway Equipment & Supply Co. (HESCO) $156,025 for certain equipment and materials. Mr. William J. Flood is secretary-treasurer and a principal owner of HESCO and served as a director of PPL Electric from January 1, 2000 until June 30, 2000, just prior to PPL’s subsidiary realignment.

Stock Ownership

        All directors and executive officers as a group own less than 1% of PPL’s Common Stock. The following table sets forth certain ownership of the Company’s stock as of January 2, 2001:

Name	Shares of Common Stock Beneficially Owned [1]
F. M. Bernthal	8,658
J. R. Biggar	101,242
P. T. Champagne	126,661
J. W. Conway	2,536
E. A. Deaver	15,608
W. J. Flood	11,585
E. D. Gates	23,969
R. J. Grey	110,598
W. F. Hecht	663,714
S. Heydt	12,399
F. A. Long	313,396
W. K. Smith	3,583
All 16 executive officers and directors as a group	1,552,888

[1]
The number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan (“ESOP”) and shares which may be acquired upon the exercise of stock options granted under the Company’s Incentive Compensation Plan; (v) with respect to non-employee directors, shares credited to their deferred stock account under the DDCP, as follows: Dr. Bernthal, 8,658, Mr. Conway, 1,499 shares, Mr. Deaver, 12,284 shares, Mr. Flood, 3,672 shares, Mr. Gates, 14,329 shares, Dr. Heydt, 9,420 shares, and Mr. Smith, 1,583 shares; and (vi) with respect to non-employee directors, additional deferred stock credited to them in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver, 1,837 shares, Mr. Flood, 2,180 shares, Mr. Gates, 2,910 shares, and Dr. Heydt, 1,370 shares. These directors do not have voting or dispositive power over the shares credited to their deferred stock accounts.

Board Committees

        The Board of Directors has five standing committees—the Executive, Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees. Each non-employee director usually serves on one or more of these committees. The Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees are composed entirely of non-employee directors.

        Executive Committee.    During the periods between Board meetings, the Executive Committee exercises all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee of the Company met six times in 2000. The members of the Executive Committee are Mr. Hecht (chair), Dr. Heydt and Messrs. Deaver, Flood and Gates.

        Compensation and Corporate Governance Committee.    The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management’s succession planning. Another principal Committee function is to develop and review criteria for the qualifications of Board members, to establish and administer programs for evaluating the performance of Board members and to identify and recommend to the Board of Directors candidates for election to the Board. This committee met four times in 2000. The members of the Compensation and Corporate Governance Committee are Mr. Deaver (chair), Messrs. Conway and Gates and Dr. Heydt.

        Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 2002 Annual Meeting must be received by seventy-five days prior to the 2002 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

        Finance Committee.    The principal functions of the Finance Committee are to approve specific Company financings and corporate financial policies; to review the Company’s annual capital and operating budgets, financing plans and overall financial strategy; and to review the activities of the unregulated subsidiaries of the Company. The Finance Committee met thirteen times in 2000. The members of the Finance Committee are Mr. Gates (chair), and Messrs. Deaver and Smith.

        Nuclear Oversight Committee.    The principal functions of the Nuclear Oversight Committee are to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the Company’s nuclear function, to advise Company management on nuclear matters, and to provide advice and recommendations to the Board of Directors concerning the future direction of the Company and management performance related to the nuclear function. The Nuclear Oversight Committee met three times in 2000. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), and Messrs. Flood and Gates.

        Audit Committee.    The principal functions of the Audit Committee are to provide corporate governance and assist the Company’s Board of Directors in the oversight of management’s responsibilities related to the Company’s internal control process and financial reporting. The internal control process is designed to provide reasonable assurance regarding the achievement of the Company’s objectives in the areas of efficiency and effectiveness of operations, reliability of financial reporting, and compliance with laws, regulations and standards of integrity. The Audit Committee has a Charter, included as Schedule A to this Proxy Statement, that specifies its responsibilities. The Audit Committee reassesses the overall adequacy of the Charter on an annual basis. This committee met three times in 2000. The members of the Audit Committee meet the independence and other requirements of the New York Stock Exchange. The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, and Messrs. Flood and Smith.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed the audited financial statements with management.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, including the quality of accounting principles.

        The Audit Committee has received the written disclosures and the letter from its independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of such independent auditor.

        Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

        The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is attached to this Proxy Statement as Schedule A. The Audit Committee’s on-going procedures and practices are in alignment with the requirements of the Securities and Exchange Commission and the New York Stock Exchange applicable to corporate audit committees.

The Audit Committee:
Dr. Stuart Heydt, Chair
Dr. Frederick M. Bernthal
Mr. William J. Flood
Mr. W. Keith Smith

Retirement Plans for Executive Officers

        PPL officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from a PPL affiliated company which is their employer and is a sponsor of the PPL Retirement Plan and the SERP. The following table shows the estimated annual retirement benefits for executive officers payable under these Plans for officers hired before January 1, 1998:

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired Before 1/1/98

	Years of Service
Five-Year Average Annual Compensation	15 Years	20 Years	25 Years	30 Years
$300,000	103,068	143,568	158,568	173,568
350,000	123,318	170,568	188,068	205,568
400,000	143,568	197,568	217,568	237,568
450,000	163,818	224,568	247,068	269,568
500,000	184,068	251,568	276,568	301,568
550,000	204,318	278,568	306,068	333,568
600,000	224,568	305,568	335,568	365,568
650,000	244,818	332,568	365,068	397,568
700,000	265,068	359,568	394,568	429,568
750,000	285,318	386,568	424,068	461,568
800,000	305,568	413,568	453,568	493,568
850,000	325,818	440,568	483,068	525,568
900,000	346,068	467,568	512,568	557,568
950,000	366,318	494,568	542,068	589,568
1,000,000	386,568	521,568	571,568	621,568
1,050,000	406,818	548,568	601,068	653,568
1,100,000	427,068	575,568	630,568	685,568
1,150,000	447,318	602,568	660,068	717,568
1,200,000	467,568	629,568	689,568	749,568
1,250,000	487,818	656,568	719,068	781,568

        Benefits under the Retirement Plan are calculated by determining the greater of two formulas. One formula uses average compensation for the highest 60 consecutive months in the final 120 months of employment, and the other formula uses a fixed percentage of actual compensation for each year of service, added up over all years of service. Benefits under the SERP are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 1998, 1999 and 2000; Mr. Long deferred $31,200 for each of 1998, 1999, and 2000; and Mr. Champagne deferred $20,800 in 1998, $25,500 in 1999 and $78,000 in 2000.) For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

        Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

        As of January 1, 2001, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Biggar and Grey were 30.8, 33.4, 31.25 and 5.7, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Grey, who is entitled to 15.4 years of additional credited service).

        For officers hired on or after January 1, 1998, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30.

        The following table shows the estimated annual retirement benefits for executive officers payable under the new SERP formula:

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired On or After 1/1/98

	Years of Service
Five-Year Average Annual Compensation	15 Years	20 Years	25 Years	30 Years
$300,000	90,000	120,000	142,500	165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000
750,000	225,000	300,000	356,250	412,500
800,000	240,000	320,000	380,000	440,000
850,000	255,000	340,000	403,750	467,500
900,000	270,000	360,000	427,500	495,000
950,000	285,000	380,000	451,250	522,500
1,000,000	300,000	400,000	475,000	550,000
1,050,000	315,000	420,000	498,750	577,500
1,100,000	330,000	440,000	522,500	605,000
1,150,000	345,000	460,000	546,250	632,500
1,200,000	360,000	480,000	570,000	660,000
1,250,000	375,000	500,000	593,750	687,500

        For existing officers, as of January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

        As President of PPL Global, LLC (“PPL Global”), Mr. Champagne is covered by the PPL Global Supplemental Executive Retirement Plan. That plan provides a retirement benefit, computed on the basis of the life annuity form of pension payable at age 60, determined by multiplying Mr. Champagne’s annual average compensation for the highest 60 consecutive months in the final 120 months of employment (which includes salary, including deferrals to the PPL Global Officers Deferred Compensation Plan, bonus, and restricted stock but excluding any dividends paid on restricted stock) times 2% for each year of service completed by age 60. This benefit is reduced for retirement prior to age 60 and by pensions received from all PPL affiliated companies. As of January 1, 2001, the years of credited service for Mr. Champagne for purposes of this benefit were 12.6.

SUMMARY COMPENSATION TABLE

        The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives for the last three fiscal years, for service for PPL and its subsidiaries. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.

		Annual Compensation			Long-Term Compensation

Name and Principal Position	Year	Salary [1] ($)	Bonus [1] ($)	Other Annual Compensation [2] ($)	Restricted Stock Award [3] ($)	Options (#)	All Other Compensation [4] ($)

William F. Hecht Chairman, President and Chief Executive Officer	2000 1999 1998	788,270 689,178 644,604	571,170 448,630 267,998	0 0 0	308,740 258,263 193,320	422,960 155,550 0	5,050 5,826 6,001

Frank A. Long Executive Vice President	2000 1999 1998	514,041 464,651 439,735	310,288 248,357 157,872	0 0 0	176,115 150,209 115,290	210,730 63,670 0	5,037 5,869 6,048

John R. Biggar Executive Vice President and Chief Financial Officer	2000 1999 1998	358,077 259,082 196,571	173,520 114,080 57,515	800 1,000 750	105,497 71,888 43,470	70,690 19,060 0	4,338 4,764 4,850

Robert J. Grey Senior Vice President, General Counsel and Secretary	2000 1999 1998	306,713 291,796 279,674	146,255 119,136 81,200	0 0 0	89,995 80,763 62,910	79,400 27,010 0	3,786 3,894 3,907

Paul T. Champagne President—PPL Global	2000 1999 1998	317,310 214,713 161,828	181,888 208,900 99,630	0 0 0	718,171 77,434 1,930	67,980 18,230 0	0 0 0

[1]	Salary and bonus data include deferred compensation.
[2]	Includes longevity pay (which is compensation for vacation earned, but not taken) and fees earned by Mr. Biggar for serving as a director of Safe Harbor Water Power Corporation, an affiliate of PPL.
[3]
The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2000, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht—30,840 shares ($1,393,660); Mr. Long—18,210 shares ($822,910); Mr. Biggar—6,240 shares ($281,986); Mr. Grey—9,670 shares ($436,987) and Mr. Champagne—37,470 shares ($1,693,269). These year-end data do not include awards made in January 2001 for 2000 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 30,000 shares held by Mr. Champagne that are restricted until May 23, 2018 under his stock compensation agreement discussed below.

[4]	Includes Company contributions to the Officers’ Deferred Savings Plan and the ESOP accounts.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information on option grants in fiscal 2000 to the named executive officers.

		Individual Grants [1]			Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2000	Exercise or Base Price	Expiration Date	Grant Date [2] Present Value
W. F. Hecht	422,960	30%	$22.6525	1/27/2010	$1,399,998
F. A. Long	210,730	15	22.6525	1/27/2010	697,516
J. R. Biggar	70,690	5	22.6525	1/27/2010	233,984
R. J. Grey	79,400	6	22.6525	1/27/2010	262,814
P. T. Champagne	67,980	5	22.6525	1/27/2010	225,014

[1]	Exercisable in three equal annual installments beginning January 28, 2001.
[2]
Values indicated are an estimate based on a modified Binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified Binomial option pricing model.

Assumptions used for the modified Binomial model are as follows:

Risk-free interest rate	6.75%
Volatility	19.66%
Dividend yield	5.70%
Time of exercise	10 ye	ars

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2000		Value of Unexercised In-the-Money Options at December 31, 2000
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
W. F. Hecht	0	—	51,850	526,660	936,473	11,719,502
F. A. Long	0	—	21,224	253,176	383,331	5,633,799
J. R. Biggar	0	—	6,354	83,396	114,761	1,855,769
R. J. Grey	9,004	$115,333	0	97,406	0	2,167,527
P. T Champagne	0	—	6,077	80,133	109,758	1,783,150

        Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $44.91, the average of the high and low price of PPL common stock on December 29, 2000.

CHANGE IN CONTROL ARRANGEMENTS

        The Company has entered into agreements with each of the named executive officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by the Company, or any prior severance agreement.

        Each of the agreements continues in effect until December 31, 2001, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

        The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. (This bonus amount would include the value of restricted stock awards for calendar years prior to 1998.) In addition, under the terms of each agreement, the Company would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, the Company would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

        In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Compensation and Corporate Governance Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

STOCK COMPENSATION AGREEMENT

        PPL has executed an agreement with Mr. Champagne granting him 30,000 shares of restricted PPL common stock, with the restriction period lapsing on May 23, 2018. In the event of Mr. Champagne’s death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of theses shares will lapse immediately if there is an involuntary termination of employment that is not “for cause.” In the event Mr. Champagne is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to May 23, 2018, all shares of this restricted stock will be forfeited.

REPORT OF THE COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEE REGARDING EXECUTIVE COMPENSATION

GENERALLY

        PPL (the “Company”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities Corporation, PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.

        The Compensation and Corporate Governance Committee of the Board of Directors of the Company establishes compensation and benefit practices for the executive officers of the Company. This Committee is comprised entirely of independent outside directors.

        During 2000, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other executive officers who are listed in the Summary Compensation Table on page 10 (“executive officers”). 1 The Committee established the compensation and benefit practices for these individuals.

        For 2000, the Company had in place two major components of executive compensation for the executive officers—base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions—both within the Company and in other companies—and individual executive performance. Incentive compensation is based on corporate performance. 2 For 2000, the incentive program had

[1]
Mr. Champagne has no position with the Company, but is an executive officer by virtue of his position as President of PPL Global, LLC (“PPL Global”), the Company’s unregulated subsidiary that invests in and develops domestic and international power projects and operates international projects.

[2]	Because of his position as President of PPL Global, Mr. Champagne’s incentive compensation is based on separate goals and performance targets established for that position.
three separate elements. Under the Company’s Short-Term Incentive Plan, cash awards were made to the executive officers based on the achievement of key corporate financial and operational goals. Under the Company’s Incentive Compensation Plan, restricted shares of the Company’s common stock were granted to the executive officers based on the achievement of certain strategic goals designed to position the Company for success in the new competitive environment. Incentive goals and performance targets for these cash and stock awards were developed by the Committee, and all awards were made by the Committee. Finally, under the Incentive Compensation Plan, the Committee granted stock options to the executive officers. Because these options give the executives the right to buy a fixed number of shares of Company stock in the future at an exercise price based on the market price on the grant date, the option value is tied directly to increases in the stock price and these options closely align management and shareowner interests.

BASE SALARIES

        In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by outside compensation consultants. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that individual.

        In January 2000, the Committee reviewed salary ranges for the executive officers by comparing these salary levels with levels at companies of comparable size to the Company in terms of annual revenues. In light of the growth of the Company’s business and the increased competition in the utility industry, the Committee reviewed salary data from the broader energy industry and from general industry provided by the outside compensation consultants. Most of the comparison energy companies are included in the EEI (Edison Electric Institute) Index of Investor-owned Utilities, which is displayed in the stock performance graph on page 16. Base salary market comparisons were made against the 50th percentile salaries of the comparison companies.

        After reviewing salary data for executive positions at comparable companies, the Committee reviewed the actual salaries and performance appraisals of each of the executive officers. In the case of the Chief Executive Officer, the Committee considered the directors’ individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other executive officers.

        Based upon this review, the Committee determined that Mr. Hecht’s salary was significantly below the average salary of the chief executive officers of the comparable companies. Also, the salaries of the executive officers as a group were significantly below the average paid to their counterparts at these companies. Considering this information and individual performance, the Committee made appropriate salary adjustments, effective as of January 1, 2000. 3

INCENTIVE AWARDS

        The incentive awards component of executive compensation is based on the Company’s achievement of specific corporate financial, operational and strategic goals and increases in shareowner value. This incentive program achieves the Company’s objective of placing a large portion of executive compensation “at risk” based on such corporate performance. The incentive awards are made in the form of cash, restricted Company stock and stock options.

Cash Awards

        Under the Company’s Short-Term Incentive Plan, cash awards are made to officers for the achievement of specific, independent goals established for each calendar year. For 2000, the following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—60%; Executive Vice President—50%; and Sr. Vice President—40%.

[3]	Mr. Champagne’s salary was established effective January 1, 2000 based on the Committee’s review of salaries for similar subsidiary positions in both regulated and non-regulated companies.

        Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

        The goal categories for 2000 included specific financial and operational measures for the Company and its subsidiaries, designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories varied for the executive officers to reflect the different levels of influence they have on attainment of the goals, as follows:

	Goal Category
Officer Level	Financial	Operational— PPL Electric Utilities	Operational— Other Subsidiaries
Chief Executive Officer	45%	30%	25%
Executive Vice President	45	30	25
Sr. Vice President	30	40	30

        When the level of goal attainment was measured at the end of the year and the category weightings shown above were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2000 performance.

Restricted Stock Awards

        Under the Company’s Incentive Compensation Plan, restricted Company stock also is made available to officers based on the achievement of strategic objectives designed to position the Company to continue to provide value to its shareowners. Goals for 2000 were related to completion of the Company’s corporate realignment, implementation of a corporate system to evaluate the financial performance of subsidiary businesses, business development and growth in shareowner value. Annual awards are based on the achievement of these strategic goals. For 2000, the following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—40%; Executive Vice President—35%; and Sr. Vice President—30%.

        Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

        The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Incentive Compensation Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion. In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock to the executive officers under the Incentive Compensation Plan have been restricted for a period of three years.

Stock Option Awards

        Under the Company’s Incentive Compensation Plan, the Committee may grant officers options to purchase shares of the Company’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price and, therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term total return to shareowners. Additionally, the option grants include vesting and termination provisions that the Committee believes will encourage the option holders to remain employees of the Company. As with the cash and restricted stock awards discussed above, the stock option grants varied by accountability level based on award targets. Based on its review of market compensation data, the Committee in January 2000 determined that the level of option grants to the executive officers was substantially below the marketplace. In order to remain competitive in this regard and to further align the interests of the executive officers and shareowners, the Committee significantly increased the level of option grants to the executive officers.

*    *    *    *    *    *

        The 2000 incentive awards made to the executive officers are shown on pages 10 and 11. The Committee based the cash and restricted stock awards for these officers solely on the corporate goals achieved. In January 2001, the Committee reviewed performance achieved during 2000 for the financial and operational goals under the Short-Term Incentive Plan. During 2000, the Company achieved between 119.15% and 122.5% of these goals. As a result of the weighting system described above, the executive officers received the following incentive cash awards as a percent of base salary: Mr. Hecht—72.3%; Mr. Long—60.3%; Mr. Biggar—48.2%; and Mr. Grey —47.6%. Mr. Champagne received a 2000 short-term incentive award of 56.8% of base salary, based on separate goals related to PPL Global’s business.

        In January 2001, the Committee also reviewed the Company’s performance on the established strategic goals under the Incentive Compensation Plan. During 2000, the Company achieved 100% of these goals. Applying the award targets set forth above, the executive officers received the following restricted stock awards as a percent of base salary: Mr. Hecht—40.0%; Mr. Long—35.0%; Mr. Biggar—30.0%; and Mr. Grey—30.0%. Mr. Champagne received a 2000 strategic incentive award of 30.0% of base salary, based on separate goals related to PPL Global’s business.

        Finally, the Committee made the following awards of non-qualified stock options in January 2000 under the Incentive Compensation Plan: Mr. Hecht—422,960 options; Mr. Long—210,730 options; Mr. Biggar—70,690 options; Mr. Champagne—67,980 options; and Mr. Grey—79,400 options.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        In establishing Mr. Hecht’s 2000 salary, the Committee reviewed the salaries of the chief executive officers of the comparison companies referenced above. In conducting this review, the Committee concluded that Mr. Hecht’s 1999 salary was below the average earned by incumbents in similar positions at those companies. As a result of this review and Mr. Hecht’s performance, the Committee set his 2000 salary at $790,000, effective January 1, 2000.

        Based on the Company’s 2000 performance on the specific corporate financial and operational goals discussed above, Mr. Hecht received a cash award equal to approximately 72.3% of his salary. Based on the Company’s 2000 performance on the strategic goals discussed above, Mr. Hecht received a restricted stock award equal to approximately 40.0% of his salary. In addition, in 2000 Mr. Hecht was granted 422,960 stock options.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. In this regard, the Company’s Incentive Compensation Plan enables the Company to make stock option awards under that Plan that are deductible under Section 162(m); similarly, the Company’s Short-Term Incentive Plan enables the Company to make cash awards to officers that are deductible under Section 162(m). The Committee will continue to seek ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise the Company’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

The Compensation and Corporate
Governance Committee
E. Allen Deaver, Chair
John W. Conway
Elmer D. Gates
Stuart Heydt

STOCK PERFORMANCE GRAPH

        The following graph depicts the performance of the Company’s common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor’s 500 Index provides some indication of the performance of the overall stock market, and the EEI Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI Index is a comprehensive, widely recognized industry index that includes approximately 71 investor-owned domestic electric utility companies.

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
PPL Corporation	100.00	98.81	111.10	136.62	116.48	238.71
S&P 500 Index	100.00	122.96	163.98	210.85	255.21	231.98
EEI Index of Investor-owned Electric Utilities	100.00	101.20	128.90	146.80	119.50	176.82

*	Assumes investing $100 on 12/31/95 and reinvesting dividends in PPL common stock, S&P 500 Index, and EEI Index of Investor-owned Electric Utilities.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        Upon the recommendation of the Audit Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of the Company appointed PricewaterhouseCoopers LLP to serve as independent accountants for the year ending December 31, 2001, for PPL and its subsidiaries.

FEES TO INDEPENDENT AUDITORS

Audit Fees

        The aggregate fees from PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year were $1,510,561.

Financial Information Systems Design and Implementation Fees

        The aggregate fees from PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were $1,637,008.

All Other Fees

        The aggregate fees from PricewaterhouseCoopers LLP for services rendered to the Company other than the Audit Fees and the Financial Information Systems Design and Implementation Fees for the fiscal year ended December 31, 2000 were $2,550,143.

*    *    *    *    *    *

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

        The Board of Directors has determined that it would be desirable to request an expression of opinion from the Shareowners on the appointment of PricewaterhouseCoopers LLP. If the Shareowners do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

MISCELLANEOUS

        The Board of Directors is not aware of any other matters to be presented for action at the Meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

        The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person, over the internet, by telephone, telegraph or facsimile. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 2002 ANNUAL MEETING

        To be included in the Proxy material for the 2002 Annual Meeting, any proposal intended to be presented at that Meeting by a Shareowner must be received by the Secretary no later than November 14, 2001. To be properly brought before the Meeting, any proposal must be received by seventy-five days prior to the 2002 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

        The Company’s annual financial statements and related management discussion are appended to this document as Schedule B.

By Order of the Board of Directors.
Robert J. Grey
Secretary

March 12, 2001

Schedule A

Audit Committee Charter

        The principal functions of the Audit Committee are to provide corporate governance and assist PPL Corporation’s Board of Directors in the oversight of management’s responsibilities related to the internal control process and financial reporting of PPL Corporation and its subsidiaries (collectively, the “Company”).

MEMBERSHIP

        The Audit Committee shall consist of at least three directors. The members of the Audit Committee shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements of the New York Stock Exchange. No officer or employee of the Company may be a member of the Audit Committee.

MEETINGS

        The Committee shall hold a minimum of three regular meetings each year and at such other times as it may deem necessary or appropriate.

RESPONSIBILITIES

        The principal responsibilities of the Audit Committee are to ensure that systems and procedures are in place to:

1.
Review the performance and audit results of the independent auditors. The independent auditor is ultimately accountable to the Audit Committee and the Board of Directors, which have the authority to select, evaluate and, where appropriate, replace the independent auditor, subject to ratification by the shareowners.

2.
Ensure that the independent auditor submits to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

3.
Engage the independent auditor in a dialogue with the Audit Committee with respect to any disclosed relationships, services or fees that may impact the objectivity and independence of the independent auditor and recommend that the Board of Directors take appropriate action in response to such information to satisfy itself of the auditor’s independence. The Audit Committee will rely on the accuracy of the information provided by the independent auditor as to the services provided and fees paid and will rely on the representations of management in connection with the Audit Committee’s consideration of the auditor’s independence.

4.
Oversee the annual and quarterly financial reporting process through discussions with management and the independent and internal auditors regarding the quality and acceptability of the application of accounting principles, unusual transactions, and the impact of proposed accounting rules, including a discussion of the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

5.	Determine the overall adequacy of the Company’s system of internal controls and processes, by reviewing audit plans and audit results with the independent and internal auditors.

6.	Review and evaluate the Company’s process for identifying, assessing and managing business risks and exposures.

7.	Review with the independent auditor the scope of the audit and plan for the independent auditor’s annual audit prior to its implementation.

8.	Review the Company’s program for compliance with applicable laws, regulations and standards of integrity.

9.	Investigate instances of deviation from established codes of conduct or procedures which may affect the propriety and accuracy of the books and records of the Company.

10.	Review the charter, audit strategy, audit plan, audit results, audit operations, and the overall effectiveness of the internal audit function.

11.	Concur in the appointment or removal by management of the Manager-Corporate Audit Services.

12.
Ensure that the Company satisfies applicable Securities and Exchange Commission and New York Stock Exchange requirements, including preparation of the Report of the Audit Committee to be included in the Company’s Proxy Statement and submission in the Proxy Statement of the Committee Charter at least once every three years.

REVIEW OF COMMITTEE CHARTER

        The Committee will review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors.

Schedule B

PPL Corporation
2000 Financial Statements

Contents

GLOSSARY OF TERMS AND ABBREVIATIONS

        AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

        Aguaytia—Aguaytia Energy, LLC, a consortium of energy companies involved in the development of gas pipeline and generating units in Peru.

        Bangor Hydro—Bangor Hydro-Electric Company.

        BG&E—Baltimore Gas & Electric Company.

        BGG—Bolivian Generating Group, LLC, an energy consortium with a 50% interest in an electric generating company in Bolivia.

        CEMAR—Companhia Energética do Maranhão, a Brazilian electric distribution holding company in which PPL Global has a majority ownership interest.

        CGE—Compañia General Electricidad, SA, a distributor of energy in Chile and Argentina, in which PPL Global has a minority ownership interest.

        Clean Air Act (Federal Clean Air Act Amendments of 1990)—legislation enacted to address certain environmental issues including acid rain, ozone and toxic air emissions.

        CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

        Customer Choice Act—(Pennsylvania Electricity Generation Customer Choice and Competition Act)—legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

        DelSur—Distribuidora Electricidad del Sur S.A., an electric distribution company in El Salvador, a majority of which is owned by EC.

        DEP—Pennsylvania Department of Environmental Protection.

        DOE—Department of Energy.

        DRIP—Dividend reinvestment plan.

        EC—Electricidad de Centroamerica, S.A. de C.V, an El Salvadoran holding company and the majority owner of Del Sur. PPL Global has 100% ownership of EC.

        EGS—electric generation supplier.

        EITF (Emerging Issues Task Force)—an organization that aids the FASB in identifying emerging issues that may require FASB action.

        Emel—Empresas Emel, S.A., a Chilean electric distribution holding company of which PPL Global has majority ownership.

        EMF—electric and magnetic fields.

        Energy Marketing Center—business unit responsible for marketing and trading wholesale energy and capacity. Effective July 1, 2000, the Energy Marketing Center is part of PPL EnergyPlus.

        Enrichment—the concentration of fissionable isotopes to produce a fuel suitable for use in a nuclear reactor.

        EPA—Environmental Protection Agency.

        EPS—Earnings per share.

        ESOP—Employee Stock Ownership Plan.

        Fabrication—the process which manufactures nuclear fuel assemblies for insertion into the reactor.

        FASB (Financial Accounting Standards Board)—a rulemaking organization that establishes financial accounting and reporting standards.

        FERC (Federal Energy Regulatory Commission)—federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

        GAAP—Generally accepted accounting principles.

        Hyder—Hyder plc, a subsidiary of WPDL and owner of South Wales Electricity plc, Welsh Water and other service-oriented businesses.

        IBEW—International Brotherhood of Electrical Workers.

        ICP—Incentive Compensation Plan.

        ISO—Independent System Operator.

        ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

        JCP&L—Jersey Central Power & Light Company.

        LIBOR—London Interbank Offered Rate.

        Mirant—Mirant Corporation, formerly Southern Energy Inc., a diversified energy company based in Atlanta. PPL Global and Mirant jointly own WPDH and WPDL.

        Montana Power—The Montana Power Company, a Montana-based company engaged in diversified energy and communication-related businesses. Montana Power sold its generating assets to PPL Global in December 1999.

        NO x —nitrogen oxide.

        NPDES—National Pollutant Discharge Elimination System.

        NRC (Nuclear Regulatory Commission)—federal agency that regulates operation of nuclear power facilities.

        NUGs—(Non-Utility Generators)—generating plants not owned by public utilities whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

        OSM—United States Office of Surface Mining.

        PCB (Polychlorinated Biphenyl)—additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

        PJM (PJM Interconnection, LLC)—operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

        PLR—provider of last resort, referring to PPL Electric providing electricity to retail customers within its delivery territory who have chosen not to shop for electricity under the Customer Choice Act.

        PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

        PPL Capital Funding—PPL Capital Funding, Inc., a PPL financing subsidiary.

        PPL Capital Trust—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

        PPL Capital Trust II—a Delaware statutory business trust created to issue Preferred Securities, whose common securities are held by PPL Electric.

        PPL Electric —PPL Electric Utilities Corporation, a regulated subsidiary which distributes and transmits electricity in its service territory, and provides electric supply to retail customers in this territory as a PLR.

        PPL Energy Funding—PPL Energy Funding Corporation, an unregulated subsidiary which, as of July 1, 2000, is the parent company for most of PPL’s unregulated businesses.

        PPL EnergyPlus—PPL EnergyPlus, LLC, an unregulated subsidiary of PPL Energy Funding which markets wholesale electricity and supplies energy and energy services in newly deregulated markets.

        PPL Gas Utilities —PPL Gas Utilities Corporation, a regulated subsidiary specializing in natural gas distribution, transmission and storage services, and the sale of propane.

        PPL Generation—PPL Generation, LLC, an unregulated subsidiary of PPL Energy Funding which, effective July 1, 2000, owns and operates U.S. generating facilities through various subsidiaries.

        PPL Global—PPL Global, LLC, an unregulated subsidiary which invests in and develops domestic and international power projects, and owns and operates international projects. Effective June 30, 2000, PPL Global, Inc. became PPL Global, LLC. (Effective July 1, 2000, PPL Global became a subsidiary of PPL Energy Funding.)

        PPL Holtwood—PPL Holtwood, LLC, a subsidiary of PPL Generation which, effective July 1, 2000, owns PPL’s hydroelectric generating operations in Pennsylvania.

        PPL Maine—PPL Maine, LLC, formerly Penobscot Hydro, LLC. PPL Maine, effective July 1, 2000, became a subsidiary of PPL Generation.

        PPL Montana—PPL Montana, LLC, an unregulated subsidiary which generates electricity for wholesale sales in Montana and the Northwest. Effective July 1, 2000, PPL Montana became a subsidiary of PPL Generation.

        PPL Services—PPL Services Corporation, an unregulated subsidiary of PPL which, as of July 1, 2000, provides shared services for PPL and its subsidiaries.

        PPL Susquehanna—PPL Susquehanna, LLC, the nuclear generating subsidiary of PPL Generation effective July 1, 2000.

        PPL Transition Bond Company—PPL Transition Bond Company, LLC, a wholly-owned subsidiary of PPL Electric, formed to issue transition bonds under the Customer Choice Act.

        Preferred Securities—Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (issued by PPL Capital Trust and PPL Capital Trust II.)

        PRP—potentially responsible parties under Superfund.

        PUC (Pennsylvania Public Utility Commission)—state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

        PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric Utilities’ restructuring proceeding.

        PUHCA—Public Utility Holding Company Act of 1935.

        PURPA (Public Utility Regulatory Policies Act of 1978)—legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

        PURTA—Public Utility Realty Tax Act.

        SCR—selective catalytic reduction.

        SEC—Securities and Exchange Commission.

        SFAS (Statement of Financial Accounting Standards)—accounting and financial reporting rules issued by the FASB.

        SNCR—selective non-catalytic reduction.

        SO 2 —sulfur dioxide.

        Superfund—federal and state environmental legislation that addresses remediation of contaminated sites.

        SWEB—the trading name for South Western Electricity plc, a British regional electric utility company. Following the sale of its supply business in 1999, SWEB was renamed Western Power Distribution. See WPD, below.

        Synfuel projects—production facilities that manufacture synthetic fuel from coal or coal byproducts. Favorable federal tax credits are available on qualified synfuel products.

        UGI—UGI Corporation.

        VEBA (Voluntary Employee Benefit Association Trust)—trust accounts for health and welfare plans for future payments to employees, retirees or their beneficiaries.

        WPD—Western Power Distribution, the trading name for South Western Electricity, plc, a British regional electric utility company.

        WPDH—WPD Holdings UK, a jointly owned subsidiary of PPL Global and Mirant. WPDH owns WPD.

        WPDL—Western Power Distribution Limited, a jointly owned subsidiary of PPL Global and Mirant. WPDL owns 100% of the common shares of Hyder.

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PPL CORPORATIONS

        PPL Corporation (formerly PPL Resources, Inc.) is an energy and utility holding company that was incorporated in 1994. Through its subsidiaries, PPL generates electricity in power plants in the northeastern and western U.S.; markets wholesale or retail energy in 42 states and Canada; delivers electricity to 5.7 million customers in the U.S., U.K. and Latin America; and provides energy services for businesses in the mid-Atlantic and northeastern U.S.

        PPL Electric Utilities Corporation (formerly PP&L, Inc., incorporated in 1920) is a subsidiary of PPL and a regulated public utility. PPL Electric provides electricity delivery service in its service territory in Pennsylvania, and provides electricity supply to retail customers in that territory as a Provider of Last Resort under the Pennsylvania Customer Choice Act. Prior to July 1, 2000, PPL Electric also generated electricity at its power plants in Pennsylvania, and marketed wholesale and retail electricity (through PPL EnergyPlus) in deregulated markets.

        On July 1, 2000, PPL and PPL Electric completed a corporate realignment in order to effectively separate PPL Electric’s regulated transmission and distribution businesses from its recently deregulated generation businesses and to better position the companies and their affiliates in the new competitive marketplace. The corporate realignment included the following key features:

•
PPL Electric contributed its generating and certain other related assets, along with associated liabilities, to new unregulated generating subsidiaries of PPL Generation. In connection with the contribution, PPL Energy Funding, the parent company of PPL Generation, assumed $670 million aggregate principal amount of PPL Electric’s debt issued to affiliated companies.

•
PPL Electric also contributed assets associated with its wholesale energy marketing activities, along with associated liabilities, to its wholly-owned subsidiary, PPL EnergyPlus, and contributed its interest in PPL EnergyPlus to PPL Energy Funding.

•	PPL Electric distributed in a “tax-free spin-off” all of the outstanding shares of stock of PPL Energy Funding to PPL, which resulted in PPL Energy Funding becoming a wholly-owned subsidiary of PPL.

•	PPL’s unregulated power subsidiary, PPL Global, also transferred its U.S. electric generating subsidiaries to PPL Generation.

•
PPL Electric entered into agreements with PPL EnergyPlus for the purchase of electricity to meet all of PPL Electric’s requirements through 2001 as a PLR for customers who have not selected an alternative supplier under the Customer Choice Act.

        As a result of the corporate realignment, PPL Generation’s principal business is owning and operating U.S. generating facilities through various subsidiaries; PPL EnergyPlus’ principal business is unregulated wholesale and retail energy marketing; PPL Electric’s principal businesses are the regulated transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR; and PPL Global’s principal businesses are the acquisition and development of both U.S. and international energy projects, and ownership and operation of international energy projects. PPL Energy Funding serves as the parent company for substantially all of PPL’s unregulated businesses, including PPL Generation, PPL EnergyPlus and PPL Global. Other subsidiaries of PPL and PPL Electric are generally aligned in the new corporate structure according to their principal business functions.

        The corporate realignment followed receipt of various regulatory approvals, including approvals from the PUC, the FERC, the NRC and the IRS.

        Terms and abbreviations appearing in the Review of the Financial Conditions and Results of Operations are explained in the glossary.

Forward-looking Information

        Certain statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Review of the Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; political, regulatory or economic conditions in countries where PPL or its subsidiaries conduct business; receipt of necessary governmental approvals; capital market conditions; stock price performance; foreign exchange rates; and the commitments and liabilities of PPL and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL’s other documents on file with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Results of Operations

        The following discussion explains significant changes in principal items on the Consolidated Statement of Income, comparing 2000 to 1999, and 1999 to 1998.

        Certain items on the Consolidated Statement of Income have been impacted by the acquisition of Montana generating assets. PPL acquired the generating assets from Montana Power in December 1999. As such, the results of PPL Montana are included for the entire year in 2000, but only for the last two weeks of 1999. When discussing PPL’s results of operations for 2000 compared with 1999, the results of PPL Montana for the year 2000 are eliminated for purposes of comparability.

Earnings

	2000	1999	1998
Earnings per share (basic)—excluding nonrecurring items	$3.29	$2.35	$ 1.87
Nonrecurring items:
Environmental insurance recoveries	.16
Sale of Sunbury plant and related assets (Note 11)		.28
Sale of SWEB supply business (Note 11)		.42
Securitization (Note 5)		.13
Write-down carrying value of investments (Note 11)		(.34)
PUC restructuring charge (Note 5)			(5.56)
FERC municipalities settlement (Note 5)			(.19)
Settlement with NUG			.11
U.K. tax rate reduction			.06
PPL Gas Utilities acquisition costs			.03
Other impacts of restructuring			.22

Earnings (loss) per share (basic)—actual	$3.45	$2.84	$(3.46)

        The earnings of PPL for 2000, 1999 and 1998 were impacted by several nonrecurring items. Earnings in 2000 benefited by 16 cents per share from insurance settlements for past and potential future environmental exposures. In addition, the PUC restructuring adjustments provided a favorable impact of about 22 cents per share on earnings in the second half of 1998. The nonrecurring items without note references are discussed in “Other Income and (Deductions).”

        Excluding the effects of nonrecurring items, earnings per share were $3.29 in 2000 (or $3.28 diluted), compared with $2.35 in 1999. The adjusted earnings for 2000 represents a 94 cents per share improvement, or about 40%, compared with 1999. The earnings improvement was primarily due to:

•	higher margins on wholesale transactions, including PPL Montana;

•	the end of a one year 4% rate reduction for delivery customers in Pennsylvania;

•	gains on sales of emission allowances;

•	lower depreciation on certain fossil generating assets; and

•	fewer common shares outstanding.

        These earnings improvements in 2000 were partially offset by higher levels of interest expense, higher costs of wages and employee benefits, and the write-off of a regulatory asset related to Pennsylvania’s 1998 electric choice program.

        Excluding the effects of nonrecurring items, 1999 earnings were $2.35 compared with $1.87 for 1998. The adjusted earnings for 1999 represents a 48 cents per share improvement, or about 26%, compared with 1998. This earnings improvement was primarily due to higher margins on wholesale energy and marketing activities, an increase in electricity supplied to commercial and industrial customers, lower taxes, lower depreciation on generation assets, increased earnings from unregulated operations, and the benefit of fewer common shares outstanding. In addition, 1998 earnings were adversely impacted by mild winter weather. The earnings improvements in 1999 were partially offset by a 4% rate reduction for electric delivery customers in Pennsylvania and by the loss of customers who shopped for alternate electric generation suppliers. In addition, 1998 earnings benefited from certain regulatory treatments that did not carry over to 1999.

Operating Revenues

Retail Electric and Gas

        The increase (decrease) in retail revenues from electric and gas operations was attributable to the following (millions of dollars):

	2000 vs. 1999	1999 vs. 1998
Retail Electric Revenue
PPL Electric
Electric delivery	$ 28	$(179)
PLR electric generation supply	32	(159)

PPL EnergyPlus Electric generation supply	88	416
PPL Global Electric delivery	75	245
Other	3	25

	226	348

Retail Gas Revenue
PPL Gas Utilities	25	74
PPL EnergyPlus	43	6

	68	80

Retail Revenues—total	$294	$428

        Operating revenues from retail electric operations increased by $226 million in 2000 compared with 1999. PPL EnergyPlus provided 15.5% more electricity to retail customers in 2000 as compared to 1999. Revenues from PPL Global were $75 million, or 31%, greater in 2000 as compared to 1999, due to the acquisition of CEMAR and higher sales volumes in Chile, El Salvador and Bolivia. Also contributing to the increase were higher PPL Electric retail delivery sales in 2000 compared with 1999, and the end of the one year 4% rate reduction for delivery customers. In addition, PPL Electric’s PLR revenues were higher in 2000, as fewer customers selected a supplier other than PPL Electric.

        Operating revenues from retail electric operations increased by $348 million in 1999 compared with 1998. This was primarily due to the consolidation of Emel and EC results effective January 1, 1999. Also, PPL Electric and PPL EnergyPlus provided 6.5% more electricity to retail customers during 1999 as compared with 1998.

        Both PPL Gas Utilities and PPL EnergyPlus had higher retail gas sales for 2000 when compared to 1999. The increase in PPL Gas Utilities’ revenues reflects greater demand, higher gas commodity costs and increased off-system revenues in 2000. PPL EnergyPlus’ increase was related to intensified gas marketing efforts and increased retail pricing attributed to higher wholesale gas commodity costs.

        After eliminating the revenues of PPL Gas Utilities, which was acquired in August 1998, retail gas revenues increased by $6 million in 1999 compared with 1998.

        PPL Gas Utilities’ two natural gas delivery subsidiaries reached a settlement with the PUC for a $9.3 million base rate increase, effective January 1, 2001. As a condition of the settlement, PPL Gas Utilities agreed to not increase natural gas delivery base rates in Pennsylvania for the next three years.

Wholesale Energy Marketing and Trading

        The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following (millions of dollars):

	2000 vs. 1999	1999 vs. 1998
PPL Electric/PPL EnergyPlus
Bilateral Sales	$209	$ 38
PJM	39
Cost-based contracts	(38)	(71)
Gas & oil sales	(39)	223
PPL Montana	405	9
PPL Maine	67	15
Other	(3)	3

	$640	$217

        After eliminating the revenues of PPL Montana, wholesale energy marketing and trading revenues increased by $235 million in 2000 compared to 1999. This was primarily due to higher bilateral sales revenues due to higher market pricing and increased sales volumes to other counterparties.

        Wholesale energy marketing and trading revenues increased by $217 million in 1999 compared with 1998. This increase was predominately due to an increase in wholesale gas revenues. This increase was, in part, due to greater demand for gas-fired generation and an increase in retail gas marketing activities. The decrease in revenues from cost-based contracts reflects the phase-down of the capacity and energy agreement with JCP&L. The contract expired in December 1999.

Energy Related Businesses

        Energy related businesses (see Note 1 to Financial Statements) contributed $46 million to the 2000 operating income of PPL, which was a decrease of $14 million from 1999. This decrease was primarily due to operating losses incurred by PPL’s synfuel projects. These and other losses were partially offset by increased operating income of the mechanical contracting and engineering subsidiaries, and higher equity earnings from PPL Global’s international investments.

        Energy related businesses provided an additional $35 million to operating income in 1999 compared with 1998. This was primarily due to PPL Global’s higher equity earnings from its investment in WPD, and additional operating income provided by the mechanical contracting and engineering subsidiaries.

Fuel

        Fuel costs increased by $47 million in 2000 compared with 1999, and decreased by $11 million in 1999 compared with 1998.

        Electric fuel cost increased by $23 million in 2000 compared with 1999. Excluding PPL Montana, electric fuel costs decreased by $8 million during 2000 compared with 1999. The decrease was attributed to lower unit costs for nuclear generation, in part due to a $5 million accrual in 1999 for dry cask canisters for on-site spent fuel storage. The decrease from lower unit costs was partially offset by higher generation at Susquehanna.

        Electric fuel costs decreased by $44 million in 1999 compared with 1998. The decrease resulted from lower generation by PPL Generation’s coal-fired and oil/gas fired units, as well as lower fuel prices for coal. The lower coal-fired generation resulted from units being dispatched less during off-peak periods, as a result of NOx allowances affecting the unit costs from May to September of 1999. The Holtwood plant closing and the Sunbury plant sale (See “Power Plant Operations” discussion) also contributed to the decrease in generation. In addition, PPL Generation entered into a rail contract which lowered coal freight prices effective June 1999. These decreases in 1999 were partially offset by higher fuel prices for nuclear and oil/gas-fired stations.

        The cost of natural gas and propane increased by $24 million in 2000 compared with 1999. This reflects higher sales by PPL Gas Utilities, and intensified gas marketing efforts by PPL EnergyPlus.

        The cost of natural gas and propane increased by $33 million in 1999 compared with 1998. This reflects the acquisition of PPL Gas Utilities in August 1998. The results for 1999 included a full year of operations of PPL Gas Utilities.

Energy Purchases

        The increase in energy purchases was attributed to the following (millions of dollars):

	2000 vs. 1999	1999 vs. 1998
PPL EnergyPlus	$143	$309
PPL Maine	58	6
PPL Global	46	142
PPL Montana	121	1
Other	15

	$383	$458

        After excluding the impact of PPL Montana, energy purchases increased by $262 million during 2000, compared with 1999. This increase was attributed to higher wholesale prices for energy purchases needed to supply retail load obligations.

        Excluding the purchases made by Emel and EC, which were consolidated by PPL Global effective January 1, 1999, energy purchases increased by $316 million in 1999 when compared to 1998. The increase was primarily due to increased gas purchases by the Energy Marketing Center, additional wholesale purchases to support PPL EnergyPlus, and higher wholesale prices for electricity. These increases were partially offset by a decrease in the volume of electricity purchases.

Other Operation Expenses

        Other operation expenses increased by $47 million in 2000 when compared to 1999. After eliminating the expenses of PPL Montana, other operation expenses decreased $30 million in 2000 when compared with 1999. This decrease was primarily the result of environmental insurance settlements, gains on the sale of emission allowances and reduced pension costs. These reductions were partially offset by increased expenses due to the CEMAR acquisition, a loss accrual under the Clean Air Act and increased costs of wages and other benefits.

        Other operation expenses increased by $69 million in 1999 compared with 1998. Operating expenses of acquired companies and certain regulatory impacts caused a substantial portion of this increase. These included:

•	PPL Global’s consolidation of Emel and EC, effective January 1, 1999, which added about $25 million in operation expenses.

•	About $23 million of additional operation expenses of PPL Gas Utilities recorded in 1999 compared to 1998. PPL Gas Utilities was acquired in August 1998.

•
About $46 million of regulatory credits recorded in 1998. These credits were for the loss of revenue as a result of Pennsylvania’s pilot Electric Choice Program and the deferral of undercollected energy costs. No similar items were reflected in 1999, as the pilot program was completed and energy costs were no longer recoverable through the Energy Cost Rate.

        Eliminating the effects of the above amounts, the other operation expenses of PPL decreased by $29 million in 1999 compared with 1998. This decrease was primarily due to PPL Electric’s cost-cutting initiatives, gains on the sale of emission allowances and decreased load dispatching activities for system control.

Maintenance Expenses

        Maintenance expenses increased by $46 million in 2000 from 1999. After eliminating the expenses of PPL Montana, maintenance expenses increased by $33 million in 2000 from 1999. This increase was primarily due to higher maintenance costs at the Susquehanna generating station, higher transmission and distribution line maintenance expenses and higher costs of wages.

        Maintenance expenses increased by $33 million in 1999 from 1998. About half of the increase was due to the consolidation of Emel and EC effective January 1, 1999 and the acquisition of PPL Gas Utilities in August 1998. The other half of this increase was due to higher costs of outage-related and other maintenance at PPL Electric’s fossil and nuclear power plants, and additional expenses to maintain transmission and distribution facilities.

Power Plant Operations

        In April 1999, PPL Electric closed its Holtwood coal-fired generating station. The closing was part of an effort to reduce operating costs and position PPL for the competitive marketplace. The adjacent hydroelectric plant, owned by PPL Holtwood, continues to operate.

        In November 1999, PPL Electric sold its Sunbury plant and the principal assets of its wholly-owned coal processing subsidiary, Lady Jane Collieries, to Sunbury Holdings, LLC. PPL Electric received cash proceeds of $107 million for the assets, including coal inventory, which resulted in a one-time contribution to earnings of about 28 cents per share.

Depreciation

        Depreciation increased by $4 million in 2000 compared with 1999. After eliminating the expenses of PPL Montana, depreciation decreased by $10 million in 2000 compared with 1999. This decrease was primarily due to a change in the estimated remaining useful lives of certain PPL generating plants. PPL subsidiaries periodically review the depreciable lives of their fixed assets. In conjunction with corporate realignment activities undertaken in early 2000, studies were conducted of depreciable lives of certain generation assets. These studies indicated that the estimated economic lives for certain generation assets were longer than currently used to calculate depreciation for financial statement purposes. Therefore, effective July 1, 2000, PPL Generation revised the estimated economic lives for fossil generation and pipeline assets. This change is expected to reduce depreciation expense by approximately $33 million per year for the next several years from previous levels. The reduction in depreciation expense in the second half of 2000 was partially offset by depreciation of CEMAR’s transmission, distribution and other assets recorded subsequent to acquisition by PPL Global.

        Depreciation decreased by $81 million in 1999 compared with 1998. This decrease was mainly due to the write-down of generation-related assets in connection with the restructuring adjustments recorded in June 1998. The decrease was partially offset by depreciation associated with the acquisition of PPL Gas Utilities in August 1998 and the consolidation of Emel and EC effective January 1, 1999.

Other Income and (Deductions)

        Other income of PPL decreased by $112 million in 2000 from 1999. PPL Electric’s earnings in 2000 reflected a charge of $12 million resulting from a PUC ruling requiring the write-off of the regulatory asset for the loss incurred in Pennsylvania’s pilot Electric Choice Program, and an adverse FERC decision regarding investments in PJM. PPL Generation also recorded a loss contingency for an unasserted claim against the company under the Clean Air Act. Other income in 1999 included PPL Global’s share of the gain on the sale of SWEB’s electrical supply business (which was $78 million pre-U.S. tax), and a $66 million pre-tax gain on the sale of PPL Electric’s Sunbury plant and the principal assets of its wholly owned subsidiary, Lady Jane Collieries. These increases were partially offset by a $51 million write-down of certain of PPL Global’s international investments: WPD, Aguaytia and BGG. The net impact of the charges in 2000, versus the credits to income in 1999, are the primary reasons for the decrease in other income between the periods.

        Other income in 1999 increased by $31 million from 1998. PPL recorded several favorable nonrecurring items in 1998, including a $30 million recovery from a NUG to settle a suit over disputed energy prices, a $9 million credit for a reduction in U.K. corporate tax rates and a $6 million credit to earnings to reverse the prior expensing of PPL Gas Utilities acquisition costs. However, there were larger credits to other income in 1999, as noted above.

Financing Costs

        PPL experienced higher financing costs on long-term debt during the past few years, primarily associated with the issuance of $2.4 billion of transition bonds by PPL Transition Bond Company in August 1999, and the issuance of medium-term notes by PPL Capital Funding in 2000. Refer to Note 10 to the Financial Statements for more information. Interest on long-term debt and dividends on preferred stock increased from $219 million in 1997 to $349 million in 2000. Interest on short-term debt, net of capitalized interest and AFUDC borrowed funds, increased from $20 million in 1997 to $53 million in 2000. This increase reflects PPL Capital Funding’s commercial paper program initiated in 1998.

Income Taxes

        Income tax expense increased by $120 million in 2000 compared with 1999. This was primarily due to an increase in pre-tax book income and a 1999 release of deferred taxes no longer required due to securitization.

        Income tax expense decreased by $85 million in 1999, compared with 1998. This was primarily due to a release of deferred income taxes no longer required due to securitization and tax changes relating to the 1998 restructuring write-off.

Financial Condition

Energy Marketing and Trading Activities

        PPL, through its PPL EnergyPlus subsidiary, purchases and sells electric and energy at the wholesale level under FERC market-based tariffs throughout the U.S. PPL enters into agreements to market available energy and capacity from its generating assets in Pennsylvania, Maine and Montana with the expectation of profiting from market price fluctuations.

        If PPL were unable to deliver firm capacity and energy under these agreements, under certain circumstances it would be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which it has power contracts, and other factors could affect PPL’s ability to meet its firm capacity or energy obligations, or cause significant increases in the market price of replacement capacity and energy. Although PPL attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty non-performance in the future.

        PPL attempts to mitigate risks associated with open contract positions by reserving generation capacity to deliver electricity to satisfy its net firm sales contracts and, when necessary, by purchasing firm transmission service. In addition, PPL adheres to its risk management policy and programs, including established credit policies to evaluate counterparty credit risk. To date, PPL has not experienced any significant losses due to non- performance by counterparties. Additionally, given the current electric energy situation in California, PPL has established a reserve to limit its exposure as a result of sales within that market area. See Note 19 to Financial Statements for discussion related to the California energy situation.

        On January 1, 1999, PPL adopted mark-to-market accounting for energy contracts executed for trading purposes, in accordance with EITF 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.” Under mark-to-market accounting, gains and losses from changes in market prices on contracts executed for trading purposes are reflected in current earnings. The earnings effect of mark-to-market accounting was not significant in 1999. Under EITF 98-10, energy trading activities refer to energy contracts executed with the objective of generating profits on, or from exposure to, shifts or changes in market prices. Risk management activities refer to energy contracts that are designated as (and effective as) hedges of non-trading activities (i.e., marketing available capacity and energy and purchasing fuel for consumption). PPL adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, effective January 1, 2001. See Note 18 to the Financial Statements for the effect of adopting SFAS 133.

Market Risk Sensitive Instruments

Quantitative and Qualitative Disclosures About Market Risk

        PPL actively manages the market risk inherent in its commodity, debt, foreign currency and equity positions. The Board of Directors of PPL has adopted a risk management policy to manage the risk exposures related to energy prices, interest rates and foreign currency exchange rates. This policy established a Risk Management Committee comprised of certain executive officers which oversees the risk management function. Nonetheless, adverse changes in commodity prices, interest rates, foreign currency exchange rates and equity prices may result in losses in earnings, cash flows and/or fair values. The forward-looking information presented below provides only estimates of what may occur in the future, assuming certain adverse market conditions, due to reliance on model assumptions. As a result, actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses.

        See Note 9 to the Financial Statements for a discussion of financial derivatives used to hedge debt issuances and retirements during 2000. Note 9 also describes hedge positions at December 31, 2000 to manage exposures to interest rate risk for anticipated debt issuances in the first quarter of 2001.

Commodity Price Risk

        PPL’s risk management program is designed to manage the risks associated with market fluctuations in the price of electricity, natural gas, oil and emission allowances. PPL’s risk management policy and programs include risk identification and risk limits management, with measurement and controls for real-time risk monitoring. In 2000, PPL entered into fixed-price forward and option contracts that required physical delivery of the commodity, exchange-for-physical transactions and over-the-counter contracts (such as swap agreements where settlement is generally based on the difference between a fixed and index-based price for the underlying commodity). PPL expects to continue using such contracts in 2001.

        PPL enters into contracts to hedge the impact of market fluctuations on its energy-related assets, liabilities and other contractual arrangements. In addition, it executes these contracts to take advantage of market opportunities. PPL may at times create a net open position in its portfolio that could result in significant losses if prices do not move in the manner or direction anticipated.

        PPL uses various methodologies to simulate forward price curves in the energy markets to estimate the size and probability of changes in market value resulting from commodity price movements. The methodologies require several key assumptions, including selection of confidence levels, the holding period of the commodity positions, and the depth and applicability to future periods of historical commodity price information.

        At December 31, 2000, PPL estimated that a 10% adverse movement in market prices across all geographic areas and time periods could have decreased the value of its trading portfolio by approximately $6 million, as compared to a $1 million decrease at December 31, 1999. For PPL’s non-trading portfolio, a 10% adverse movement in market prices across all geographic areas and time periods could have decreased the value of its non-trading portfolio by approximately $292 million at December 31, 2000, as compared to an $87 million decrease at December 31, 1999. However, this effect would have been offset by an inverse change in the value of the underlying commodity, the electricity generated. In addition to commodity price risk, PPL’s commodity positions are also subject to operational and event risks including, among others, increases in load demand and forced outages at power plants.

Commodity Price Risk—PPL Electric

        On July 1, 2000, PPL and PPL Electric completed a corporate realignment and transferred generation assets to unregulated PPL affiliates. As part of the realignment, PPL Electric and PPL EnergyPlus entered into a long-term power sales agreement under which PPL EnergyPlus will sell PPL Electric, at a predetermined pricing arrangement, energy, capacity and ancillary services to fulfill its PLR obligation through 2001. As a result, PPL Electric has shifted any electric price risk to PPL EnergyPlus. PPL Electric is currently evaluating supply alternatives after 2001, including extension of the existing contract with PPL EnergyPlus, negotiation of a new contract or contracts with PPL EnergyPlus, or supply from other sources.

Interest Rate Risk

        PPL and its subsidiaries, including PPL Electric, have issued debt to finance their operations. PPL has also issued debt to provide funds for unregulated energy investments, which also increases interest rate risk. PPL manages interest rate risk by using financial derivative products to adjust the mix of fixed and floating-rate interest rates in its debt portfolios, adjusting the duration of its debt portfolios and locking in U.S. treasury rates (and interest rate spreads over treasuries) in anticipation of future financing, when appropriate. Risk limits are designed to balance risk exposure to volatility in interest expense and losses in the fair value of PPL’s and PPL Electric’s debt portfolio due to changes in the absolute level of interest rates. See Note 9 to Financial Statements for a discussion of financial derivative instruments outstanding at December 31, 2000.

        PPL’s potential annual exposure to increased interest expense due to a 10% increase in interest rates was estimated at $6.7 million at December 31, 2000, and $4.9 million at December 31, 1999.

        PPL is also exposed to changes in the fair value of its debt portfolio. At December 31, 2000, PPL estimated that its potential exposure to a change in the fair value of its debt portfolio through a 10% adverse movement in interest rates was $65.6 million, compared with $61.3 million at December 31, 1999.

        PPL utilizes various risk management instruments to reduce its exposure to adverse interest rate movements for future anticipated financings. While PPL is exposed to changes in the fair value of these instruments, they are designed such that any economic loss in value should be offset by interest rate savings at the time the future anticipated financing is completed. At December 31, 2000, PPL estimated its potential exposure to a change in the fair value of these instruments, through a 10% adverse movement in interest rates, at $2.5 million, compared to $46.3 million at December 31, 1999.

        Market events that are inconsistent with historical trends could cause actual results to exceed estimated levels.

Foreign Currency Risk

        PPL Global has investments in international energy-related distribution facilities. PPL Global is exposed to foreign currency risk primarily through investments in affiliates in Latin America and Europe.

        PPL has adopted a foreign currency risk management program designed to hedge foreign currency exposures including firm commitments, recognized assets or liabilities, forecasted transactions or net investments. At December 31, 2000, PPL had certain anticipated purchases of equipment which were, in part, payable in euros. As of December 31, 2000, PPL had entered into forward contracts for the purchase of 37 million euros. See Note 9 to the Financial Statements for additional information.

Nuclear Decommissioning Fund—Securities Price Risk

        In connection with the corporate realignment, effective July 1, 2000, the nuclear decommissioning trust funds for the Susquehanna nuclear plant were transferred from PPL Electric to PPL Susquehanna.

        PPL Susquehanna maintains trust funds, as required by the NRC, to fund certain costs of decommissioning the Susquehanna station. At December 31, 2000, these funds were invested primarily in domestic equity securities and fixed-rate, fixed-income securities and are reflected at fair value on PPL’s Consolidated Balance Sheet. The mix of securities is designed to provide returns to be used to fund Susquehanna’s decommissioning and to compensate for inflationary increases in decommissioning costs. However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the value of fixed rate, fixed income securities are exposed to changes in interest rates. PPL Susquehanna actively monitors the investment performance and periodically reviews asset allocation in accordance with its nuclear decommissioning trust policy statement. A hypothetical 10% increase in interest rates and 10% decrease in equity prices would have resulted in an $18.1 million reduction in the fair value of the trust assets at December 31, 2000, as compared to an $18.6 million reduction at December 31, 1999.

        PPL Electric’s restructuring settlement agreement in 1998 provides for the collection of authorized nuclear decommissioning costs through the CTC. Additionally, PPL Electric is permitted to seek recovery from customers of up to 96% of any increases in these costs. Under the power purchase agreement between PPL Electric and PPL EnergyPlus, these recoveries would be passed on to PPL EnergyPlus. Similarly, these recoveries would be passed on to PPL Susquehanna under a power purchase agreement between PPL EnergyPlus and PPL Susquehanna. Therefore, PPL’s securities price risk is expected to remain insignificant.

Capital Expenditure Requirements

        The schedule below shows PPL’s current capital expenditure projections for the years 2001-2005 and actual spending for the year 2000 (millions of dollars):

PPL Capital Expenditure Requirements

	Actual 2000	Projected
		2001	2002	2003	2004	2005
Construction expenditures [1]
Generating facilities [2]	$ 79	$387	$ 826	$473	$118	$107
Transmission and distribution facilities	148	155	164	166	169	182
Environmental	134	69	18	22	57	51
Other	35	94	40	41	37	35

Total Construction Expenditures	396	705	1,048	702	381	375
Nuclear fuel	44	59	54	55	57	57

Total Capital Expenditures	$440	$764	$1,102	$757	$438	$432

(1)	Construction expenditures include AFUDC and capitalized interest, which are expected to be less than $11 million in each of the years 2001-2005.
(2)
Includes the projected development costs for PPL Global’s turbine generation projects. Some of these projects may ultimately be financed by parties who lease such projects back to PPL pursuant to leases that are not capitalized on PPL’s financial statements.

(3)	This information excludes lease payments by PPL Montana under its sales/leaseback transaction.
(4)	This information excludes any equity investments by PPL Global.

        PPL’s capital expenditure projections for the years 2001-2005 total about $3.5 billion. Capital expenditure plans are revised from time-to-time to reflect changes in conditions.

Acquisitions and Development

        Refer to Note 11 to the Financial Statements for information regarding acquisitions and development activities. Additionally, in February 2001, WPDL and Glas executed a contract whereby Glas would purchase the water business for one British pound sterling and assume the water business’ 1.8 billion British pounds sterling of debt.

        At December 31, 2000, PPL Global had investments in foreign facilities, including consolidated investments in Emel, EC, CEMAR and others. See Note 3 to the Financial Statements for information on PPL Global’s unconsolidated investments accounted for under the equity method.

Financing and Liquidity

        Cash and cash equivalents increased by $409 million more during 2000 compared with 1999. The reasons for this change were:

•	A $221 million increase in cash provided by operating activities, primarily due to an increase in operating income.

•	A $428 million decrease in cash used in investing activities, primarily due to lower acquisitions of generating assets.

•	A $240 million decrease in cash provided by various financing activities.

        From 1998 through 2000, PPL issued $4.1 billion of long-term debt (including $2.4 billion of securitized debt issued by PPL Transition Bond Company). For the same period, PPL issued $105 million of common stock, excluding stock issued in conjunction with the PPL Gas Utilities acquisition. From 1998 through 2000, PPL retired $2.5 billion of long-term debt and purchased $835 million of common shares. From 1998 through 2000, PPL Electric also incurred $128 million of obligations under capital leases.

        Refer to Note 10 to the Financial Statements for additional information on credit arrangements and financing activities in 2000. Also, in February 2001, PPL and PPL Capital Funding filed a $1.2 billion omnibus shelf registration statement with the SEC to register debt and equity securities.

Financial Indicators

        Earnings for 2000, 1999 and 1998 were impacted by nonrecurring items. (See “Earnings” for additional information.) The following financial indicators reflect the elimination of these impacts from earnings, and provide an additional measure of the underlying earnings performance of PPL and its subsidiaries.

	2000	1999	1998
Earnings per share, diluted, as adjusted	$3.28	$2.35	$ 1.87
Return on average common equity	27.14%	16.89%	10.98%
Times interest earned before income taxes	2.95	3.14	3.28
Dividends declared per share	$1.06	$1.00	$1.335

        See “Selected Financial and Operating Data” for additional financial indicators.

Environmental Matters

        See Note 15 to the Financial Statements for a discussion of environmental matters.

Increasing Competition

        The electric utility industry has experienced, and will continue to experience, a significant increase in the level of competition in the energy supply market at both the state and federal level.

Federal Activities

        PPL Electric, PPL EnergyPlus and certain subsidiaries of PPL Generation have authority from the FERC to sell specified ancillary services at market-based rates in the following markets: the New England power pool, the New York power pool, the market administered by the California ISO, and the PJM.

        PPL Electric, PPL EnergyPlus and certain subsidiaries of PPL Generation also have authority from the FERC to sell electric energy and capacity at market-based rates and to sell, assign or transfer transmission rights and associated ancillary services. PPL Electric has a FERC-filed code of conduct governing its relationship with such affiliates that engage in the sale and/or transmission of electric energy.

State Activities

        Refer to Note 5 to the Financial Statements for a discussion of PPL Electric’s PUC restructuring proceeding under the Customer Choice Act.

        Also refer to Note 17 to the Financial Statements regarding PPL Electric’s transfer of its retail electric marketing function to PPL EnergyPlus. PPL EnergyPlus has a PUC license to act as a Pennsylvania EGS. This license permits PPL EnergyPlus to offer retail electric supply to participating customers in the service territory of PPL Electric and in the service territories of other Pennsylvania utilities.

        In 2000, PPL EnergyPlus served industrial and commercial customers in Pennsylvania, New Jersey, Delaware, Maine and Montana. PPL EnergyPlus is licensed to sell energy in Maryland and Massachusetts, and has filed an application for such a license in New York.

REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders
of PPL Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of preferred stock, of company-obligated mandatorily redeemable preferred securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowners’ common equity present fairly, in all material respects, the financial position of PPL Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 29, 2001

PPL CORPORATION
MANAGEMENT’S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

        The management of PPL Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission for regulated businesses. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PPL.

        PPL’s consolidated financial statements have been audited by PricewaterhouseCoopers LLP (PricewaterhouseCoopers), independent certified public accountants. PricewaterhouseCoopers’ appointment as auditors was previously ratified by the shareowners. Management has made available to PricewaterhouseCoopers all PPL’s financial records and related data, as well as the minutes of shareowners’ and directors’ meetings. Management believes that all representations made to PricewaterhouseCoopers during its audit were valid and appropriate.

        PPL maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

        Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PPL maintains an internal auditing program to evaluate PPL’s system of internal control for adequacy, application and compliance. Management considers the internal auditors’ and PricewaterhouseCoopers’ recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PPL’s system of internal control is adequate to accomplish the objectives discussed in this report.

        The Board of Directors, acting through its Audit Committee, oversees management’s responsibilities in the preparation of the financial statements. In performing this function, the Audit Committee, which is composed of four independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to the Audit Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

        Management also recognizes its responsibility for fostering a strong ethical climate so that PPL’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the business policies and guidelines of PPL’s operating subsidiaries. These policies and guidelines address: the necessity of ensuring open communication within PPL; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

William F. Hecht
Chairman, President and Chief Executive Officer

John R. Biggar
Senior Vice President and Chief Financial Officer

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars, except per share data)

	2000	1999	1998
Operating Revenues
Retail electric and gas	$3,167	$2,873	$2,445
Wholesale energy marketing and trading	2,080	1,440	1,223
Energy related businesses	436	277	118

Total	5,683	4,590	3,786

Operating Expenses
Operation
Fuel	539	492	503
Energy purchases	1,922	1,539	1,081
Other	690	643	574
Amortization of recoverable transition costs	227	194
Maintenance	261	215	182
Depreciation (Note 1)	261	257	338
Taxes, other than income (Note 7)	191	161	188
Energy related businesses	390	217	93

Total	4,481	3,718	2,959

Operating Income	1,202	872	827

Other Income and (Deductions)—Net	(15)	97	66

Income Before Interest, Income Taxes and Minority Interest	1,187	969	893
Interest Expense	376	277	230

Income Before Income Taxes, Minority Interest and Extraordinary Items	811	692	663
Income Taxes (Note 7)	294	174	259
Minority Interest (Note 1)	4	14

Income Before Extraordinary Items	513	504	404
Extraordinary Items (net of income taxes) (Note 5)	11	(46)	(948)

Income (Loss) Before Dividends on Preferred Stock	524	458	(544)
Preferred Stock Dividend Requirements	26	26	25

Net Income (Loss)	$ 498	$ 432	$ (569)

Basic Earnings Per Share of Common Stock (Note 4):
Income Before Extraordinary Items	$ 3.38	$ 3.14	$ 2.29
Extraordinary Items (net of tax)	0.07	(0.30)	(5.75)

Net Income (Loss)	$ 3.45	$ 2.84	$(3.46)

Diluted Earnings Per Share of Common Stock (Note 4):
Income Before Extraordinary Items	$ 3.37	$ 3.14	$ 2.29
Extraordinary Items (net of tax)	0.07	(0.30)	(5.75)

Net Income (Loss)	$ 3.44	$ 2.84	$(3.46)

Dividends Declared per Share of Common Stock	$ 1.06	$ 1.00	$1.335

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars)

	2000	1999	1998
Cash Flows From Operating Activities
Net income (loss)	$498	$ 432	$(569)
Extraordinary items (net of income taxes)	11	(46)	(948)

Net income before extraordinary items	487	478	379
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	261	257	338
Amortizations—recoverable transition costs and other	121	149	(3)
Gain on sale of generating assets and electric energy projects		(146)
Minority interest	4	14
Writedown of investments in electric energy projects		51
Preferred stock dividend requirement	26	26	25
Equity in earnings of unconsolidated affiliates	(80)	(59)	(49)
Deferred income taxes and investment tax credits	(59)	(43)	12
Change in current assets and current liabilities	78	(82)	(42)
Other operating activities—net	27	(1)	(23)

Net cash provided by operating activities	865	644	637

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	(460)	(318)	(304)
Sale of generating assets and electric energy projects		221
Proceeds from sale/leaseback of generating assets	410
Investment in generating assets and electric energy projects	(570)	(1,095)	(306)
Sale of nuclear fuel to trust	27	14	54
Purchases of available-for-sale securities	(11)		(15)
Sales and maturities of available-for-sale securities			70
Loan to affiliated company	(114)
Other investing activities—net	(33)	(1)	16

Net cash used in investing activities	(751)	(1,179)	(485)

Cash Flows From Financing Activities
Issuance of long-term debt	1,000	2,620	495
Retirement of long-term debt	(532)	(1,644)	(295)
Issuance of common stock	35	8	62
Purchase of treasury stock		(417)	(419)
Payments on capital lease obligations	(11)	(59)	(58)
Payment of common and preferred dividends	(177)	(180)	(278)
Termination of nuclear fuel lease	(154)
Net increase in short-term debt	45	215	487
Other financing activities—net	27	(70)	(1)

Net cash provided by (used in) financing activities	233	473	(7)

Net Increase (Decrease) In Cash and Cash Equivalents	347	(62)	145
Cash and Cash Equivalents at Beginning of Period	133	195	50

Cash and Cash Equivalents at End of Period	$480	$ 133	$195

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest (net of amount capitalized)	$363	$ 267	$237
Income taxes	$266	$ 184	$248

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars)

	2000	1999
Assets
Current Assets
Cash and cash equivalents (Note 1)	$ 480	$ 133
Accounts receivable (less reserve: 2000, $70; 1999, $22)	588	399
Notes receivable-affiliated company (Note 16)	114
Unbilled revenues	279	310
Fuel, materials and supplies—at average cost	197	200
Prepayments	40	119
Unrealized energy trading gains	79	26
Other	168	106

	1,945	1,293

Investments
Investment in unconsolidated affiliates at equity (Note 3)	800	424
Investment in unconsolidated affiliates at cost	46
Nuclear plant decommissioning trust fund (Notes 1 and 8)	268	255
Other (Note 9)	47	16

	1,161	695

Property, Plant and Equipment—net
Electric utility plant in service—(Note 1)
Transmission and distribution	2,841	2,462
Generation	2,177	2,352
General	294	259

	5,312	5,073
Construction work in progress	261	181
Nuclear fuel	123	139

Electric utility plant	5,696	5,393
Gas and oil utility plant	177	171
Other property	75	60

	5,948	5,624

Regulatory Assets and Other Noncurrent Assets (Notes 1 and 5)
Recoverable transition costs	2,425	2,647
Other	881	915

	3,306	3,562

	$12,360	$11,174

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars)

	2000	1999
Liabilities and Equity
Current Liabilities
Short-term debt (Note 10)	$ 902	$ 857
Note payable—affiliated company (Note 16)	135
Long-term debt	317	468
Above market NUG contracts (Notes 5 and 15)	93	99
Accounts payable	506	399
Taxes	223	110
Interest	42	31
Dividends	45	43
Unrealized energy trading losses	84	28
Other	164	245

	2,511	2,280

Long-term Debt (Note 10)	4,467	3,689

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 7)	1,412	1,548
Above market NUG contracts (Notes 5 and 15)	581	674
Other (Notes 1 and 8)	976	959

	2,969	3,181

Commitments and Contingent Liabilities (Note 15)

Minority Interest (Note 1)	54	64

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company debentures	250	250

Preferred Stock
With sinking fund requirements	47	47
Without sinking fund requirements	50	50

	97	97

Shareowners’ Common Equity
Common stock	2	2
Capital in excess of par value	1,895	1,860
Treasury stock (Note 1)	(836)	(836)
Earnings reinvested	999	654
Accumulated other comprehensive income (Note 1)	(36)	(55)
Capital stock expense and other	(12)	(12)

	2,012	1,613

	$12,360	$11,174

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNERS’ COMMON EQUITY
PPL Corporation and Subsidiaries
(Millions of Dollars)

	For the Years Ended December 31,
	2000	1999	1998
Common stock at beginning of year	$ 2	$ 2	$ 2
Issuance of common stock

Common stock at end of year	2	2	2

Capital in excess of par value at beginning of year	1,860	1,866	1,669
Common stock issued through the ESOP, DRIP, and the ICP (a)	35	8	62
Common stock issued for purchase of PPL Gas Utilities			135
Other		(14)

Capital in excess of par value at end of year	1,895	1,860	1,866

Treasury stock at beginning of year	(836)	(419)
Purchase of treasury stock		(417)	(419)

Treasury stock at end of year	(836)	(836)	(419)

Earnings reinvested at beginning of year	654	372	1,164
Net income (loss) (b)	498	432	(569)
Cash dividends declared on common stock	(153)	(150)	(223)

Earnings reinvested at end of year	999	654	372

Accumulated other comprehensive income at beginning of year (c)	(55)	(4)
Foreign currency translation adjustments, net of tax benefit of $6, $6, $3 (b)	15	(51)	1
Unrealized gain (loss) on available-for-sale securities (b)	3		(2)
Minimum pension liability adjustment (b)	1		(3)

Accumulated other comprehensive income at end of year	(36)	(55)	(4)

Capital stock expense at beginning of year	(12)	(27)	(26)
Other		15	(1)

Capital stock expense at end of year	(12)	(12)	(27)

Total Shareowners’ Common Equity	$ 2,012	$ 1,613	$ 1,790

Common stock shares (thousands) at beginning of year (a)	143,697	157,412	166,248
Common stock issued through the ESOP, DRIP, and the ICP	1,344	282	2,604
Common stock issued for purchase of PPL Gas Utilities			5,556
Treasury stock purchased		(13,997)	(16,996)

Common stock shares at end of year	145,041	143,697	157,412

(a) $.01 par value, 390 million shares authorized. Each share entitles the holder to one vote on any question presented to any shareowners’ meeting.

(b) Statement of Comprehensive Income (Note 1):
Net income (loss)	$ 498	$ 432	$ (569)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	15	(51)	1
Unrealized gain (loss) on available-for-sale securities	3		(2)
Minimum pension liability adjustment	1		(3)

Total other comprehensive income	19	(51)	(4)

Comprehensive income (loss)	$ 517	$ 381	$ (573)

(c)	See Note 1 for disclosure of balances for each component of Accumulated Other Comprehensive Income.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PPL Corporation and Subsidiaries (a)
(Millions of Dollars)

	Outstanding		Shares Outstanding 2000	Shares Authorized
	2000	1999
PPL Electric
Preferred Stock—$100 par, cumulative
4 1 /2%	$25	$25	247,658	629,936
Series	72	72	726,665	10,000,000

	$97	$97

Details of Preferred Stock (b)

	Outstanding		Shares Outstanding 2000	Optional Redemption Price Per Share	Sinking Fund Provisions
	2000	1999			Shares to be Redeemed Annually	Redemption Period
With Sinking Fund Requirements Series Preferred
5.95%	$ 1	$ 1	10,000	(c)	10,000	April 2001
6.125%	31	31	315,500	(c)	(d)	2003-2008
6.15%	10	10	97,500	(c)	97,500	April 2003
6.33%	5	5	46,000	(c)	46,000	July 2003

	$47	$47

Without Sinking Fund Requirements 4 1 /2% Preferred	$25	$25	247,658	$110.00
Series Preferred
3.35%	2	2	20,605	103.50
4.40%	11	11	117,676	102.00
4.60%	3	3	28,614	103.00
6.75%	9	9	90,770	(c)

	$50	$50

Increases (Decreases) in Preferred Stock

        There were no issuances or redemptions of preferred stock in 2000, 1999 or 1998.

(a)
Each share of PPL Electric’s preferred stock entitles the holder to one vote on any question presented to PPL Electric’s shareowner’s meetings. There were also 10 million shares of PPL’s preferred stock and 5 million shares of PPL Electric’s preference stock authorized; none were outstanding at December 31, 2000 and 1999.

(b)
The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1 /2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).

(c)	These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(d)	Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 28,000.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED
MANDATORILY REDEEMABLE SECURITIES AT DECEMBER 31,
PPL Corporation and Subsidiaries (a)
(Millions of Dollars)

	Outstanding		Outstanding
	2000	1999	2000	Authorized	Maturity (b)
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Company Debentures—$25 per security
8.10%	$150	$150	6,000,000	6,000,000	July 2027
8.20%	100	100	4,000,000	4,000,000	April 2027

	$250	$250

(a)
PPL Electric issued a total of $250 million of company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures by PPL Capital Trust and PPL Capital Trust II, two Delaware statutory business trusts. These preferred securities are supported by a corresponding amount of junior subordinated deferrable interest debentures issued by PPL Electric to the trusts. PPL Electric owns all of the common securities, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the preferred securities and the common securities were used by PPL Capital Trust and PPL Capital Trust II to acquire $103 million and $155 million principal amount of Junior Subordinated Deferrable Interest Debentures (“Subordinated Debentures”), respectively. PPL Electric has guaranteed all of the trusts’ obligations under the preferred securities. The proceeds of the sale of these preferred securities were loaned by PPL Electric to PPL for the tender offer for PPL Electric’s preferred stock.

(b)
The preferred securities are subject to mandatory redemption, in whole or in part, upon the repayment of the Subordinated Debentures at maturity or their earlier redemption. At the option of PPL Electric, the Subordinated Debentures are redeemable on and after April 1, 2002 (for the 8.20% securities) and July 1, 2002 (for the 8.10% securities) in whole at any time or in part from time to time. The amount of preferred securities subject to such mandatory redemption will be equal to the amount of related Subordinated Debentures maturing or being redeemed. The redemption price is $25 per security plus an amount equal to accumulated and unpaid distributions to the date of redemption.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PPL Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding
	2000		1999	Maturity (b)
First Mortgage Bonds (a)
6%			$ 125	June 1, 2000
7 3 /4%	$ 28		28	May 1, 2002
6 7 /8%	19		19	February 1, 2003
6 7 /8%	25		25	March 1, 2004
6 1 /2%	125		125	April 1, 2005
6 1 /8% to 7.70%	350	(d)	350	2006-2010
7 3 /8%	10		10	2011-2015
9 1 /4%		(c)	28	2016-2020
9 3 /8% to 7.30%	88		88	2021-2025
First Mortgage Pollution Control Bonds (a)
6.40% Series H	90		90	November 1, 2021
5.50% Series I	53		53	February 15, 2027
6.40% Series J	116		116	September 1, 2029
6.15% Series K	55		55	August 1, 2029

	959		1,112
Series 1999-1 Transition Bonds
6.08% to 7.15%	2,164	(e)	2,390	2001-2008
Medium-Term Notes
5.75% to 8.375%	1,487	(f)	597	2000-2007
Pollution Control Revenue Bonds	9		9	June 1, 2027
Unsecured Promissory Notes	16		17	2005-2022
Other Long-Term Debt	155	(g)	38	2001-2024

	4,790		4,163
Unamortized (discount) and premium—net	(6)		(6)

	4,784		4,157
Less amount due within one year	(317)		(468)

Total Long-Term Debt	$ 4,467		$3,689

(a)	Substantially all owned transmission and distribution plant is subject to the lien of PPL Electric’s Mortgage.
(b)
Aggregate long-term debt maturities through 2005 are (millions of dollars); 2001, $317; 2002, $507; 2003, $387; 2004, $418; 2005, $947. There are no bonds outstanding that have sinking fund requirements.

(c)
In April 2000, PPL Electric redeemed and retired all of its First Mortgage Bonds, 9-1/4 Series due 2019, at the aggregate par value of $27.6 million through the maintenance and replacement fund provisions of its mortgage.

(d)
In May 1998, PPL Electric issued $200 million First Mortgage Bonds, 6-1/8% Reset Put Securities Series due 2006. In connection with this issuance, PPL Electric assigned to a third party the option to call the bonds from the holders on May 1, 2001. These bonds will mature on May 1, 2006, but will be required to be surrendered by the existing holders on May 1, 2001 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders.

(e)
In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric’s stranded costs. The bonds were issued in eight different classes, with expected average lives of 1 to 8.7 years. Bond principal payments of $226 million were made in 2000.

(f)
During 2000, PPL Capital Funding issued the following series of medium-term notes: in February 2000, $500 million of 7.75% Series due 2005; in June 2000, $300 million of 8.375% Series due 2007; in August 2000, $25 million of 7.75% Series due 2002; in September 2000, $125 million and $50 million of two floating-rate issues with maturities of 2002. Retirements of $110 million were made in October 2000.

(g)	In 2000, PPL Global acquired a controlling interest in CEMAR. As a result, in the third quarter PPL Global consolidated the financial statements of CEMAR.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1.    Summary of Significant Accounting Policies

Business and Consolidation

        PPL is an energy holding company based in Allentown, PA. PPL is the parent of PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services, and PPL Capital Funding.

        PPL Energy Funding serves as the holding company for PPL’s principal unregulated subsidiaries: PPL Generation, PPL EnergyPlus and PPL Global. The principal business of PPL Generation is owning and operating U.S. generating facilities through various subsidiaries. The principal business of PPL EnergyPlus is unregulated wholesale and retail energy marketing. PPL Global’s principal businesses are the acquisition and development of both U.S. and international energy projects, and the ownership and operation of international energy projects.

        PPL Electric is the principal regulated subsidiary of PPL. PPL Electric’s principal businesses are the regulated transmission and distribution of electricity to serve retail customers in its service territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.

        PPL consolidates the financial statements of its affiliates when it has majority ownership and control. All significant intercompany transactions have been eliminated. Minority interests in operating results and equity ownership are reflected in the consolidated financial statements.

        The consolidated financial statements reflect the accounts of all controlled affiliates on a current basis, with the exception of certain PPL Global investments. It is the policy of PPL Global to record equity in earnings of affiliates on a lag, based on the availability of financial data on a U.S. GAAP basis. Earnings from WPDH and WPDL are recorded on a one-month lag. PPL Global has 51% equity ownership interests in these entities but has joint control of these investments with Mirant. Earnings from all other equity method investments are recorded on a three-month lag. PPL Global consolidates the results of Emel, EC, the Bolivian subsidiaries and other investments on a one-month lag. The results of CEMAR are consolidated on a three-month lag. Earnings from PPL Global’s 2.9% investment in CGE are accounted for using the cost method.

        When ownership interest in an affiliate increases through a series of acquisitions and subsequently results in control, the equity method of accounting ceases to apply. In accordance with Accounting Research Bulletin 51, “Consolidated Financial Statements,” the affiliate’s results are included in the consolidated financial statements as though it were acquired at the beginning of the year. The portion of the affiliate’s earnings owned by outside shareowners is included in “Minority Interest” in the consolidated financial statements.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Records

        The accounting records for PPL Electric and PPL Gas Utilities are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

Regulation

        Historically, PPL Electric accounted for its operations in accordance with the provisions of SFAS 71, which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements. PPL Electric discontinued application of SFAS 71 for the generation portion of its business, effective June 30, 1998. In connection with the corporate realignment, effective July 1, 2000, the generating and certain other related assets, along with associated liabilities, were contributed to new unregulated subsidiaries of PPL Generation. PPL Gas Utilities and two PPL Global affiliates continue to be subject to SFAS 71.

Property, Plant and Equipment

        Following are the classes of PPL’s Electric Utility Plant in Service with associated accumulated depreciation reserves, at December 31, 2000 and 1999 (millions of dollars):

	2000	1999
Property, Plant and Equipment
Generation	$ 6,801	$ 6,837
Transmission and Distribution	3,521	3,836
General	460	415

	10,782	11,088
Less: Accumulated depreciation	5,470	6,015

Property, Plant and Equipment—net	$ 5,312	$ 5,073

        Property, plant and equipment is recorded at original cost, unless impaired, in which case the plant’s basis is reduced to its estimated fair value. Property, plant and equipment acquired is recorded at the fair market value at acquisition date. Generation plant is reflected at the lower of cost or market value, as these assets are no longer subject to the provisions of SFAS 71. The other classes of property, plant and equipment, as well as items capitalized subsequent to an acquisition, are recorded at historical cost.

        PPL subsidiaries periodically review the depreciable lives of their fixed assets. In conjunction with the corporate realignment, studies were conducted of depreciable lives of certain generation assets. These studies indicated that the estimated economic lives for certain generation assets were longer than the lives used to calculate depreciation for financial statement purposes. Therefore, effective July 1, 2000, PPL Generation subsidiaries revised the estimated economic lives for fossil generation and pipeline assets. The effect of this change in 2000 was to increase net income by about $10 million, or 7 cents per share.

        AFUDC is capitalized as part of the construction costs for regulated projects. Capitalized interest is recorded for non-regulated construction projects in accordance with SFAS 34.

        The cost of repairs and replacements are charged to expense as incurred for non-regulated projects. When regulated property, plant and equipment is retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation. When entire regulated operating units are sold or non-regulated plant is retired or sold, the costs of such assets and the related accumulated depreciation are removed from the balance sheet and the gain or loss, if any, is included in income, unless otherwise required by the FERC.

        Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite, and group methods. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: generation, 5-50 years; transmission and distribution, 15-80 years; and general, 10-80 years.

Amortization of Goodwill

        Goodwill, which is included in “Regulatory Assets and Other Noncurrent Assets” on the Consolidated Balance Sheet, is amortized on a straight-line basis over a 40-year period, except for goodwill related to the CEMAR acquisition which is amortized on a straight-line basis over a 30-year period. The excess cost over fair value of PPL Global’s investments in unconsolidated affiliates is amortized on a straight-line basis over a period not in excess of 40 years.

Nuclear Decommissioning and Fuel Disposal

        An annual provision for PPL’s share of the future cost to decommission the Susquehanna station, equal to the amount allowed in utility rates, is charged to depreciation expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Note 8.

Recoverable Transition Costs

        Based on the PUC Final Order, PPL Electric was amortizing its competitive transition (or stranded) costs over an 11-year transition period beginning January 1, 1999 and ending December 31, 2009. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, August 1999 through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.

Accounting for Price Risk Management

        PPL engages in price risk management activities for both energy trading and non-trading activities as defined by EITF 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities.” In 1999 and 2000, PPL entered into commodity forward and financial contracts for the physical purchase and sale of energy as well as energy contracts that can be settled financially. In 1998, these instruments were reflected in the financial statements using the accrual method of accounting. As of January 1, 1999, PPL adopted mark-to-market accounting for energy trading contracts, in accordance with EITF 98-10. Gains and losses from changes in market prices are reflected in “Energy Purchases” on the Consolidated Statement of Income.

        PPL used EITF 98-10 to account for its commodity forward and financial contracts and will adopt SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001. See Note 18 for additional information.

        PPL entered into interest rate derivative contracts to hedge its exposure to changes in the fair value of its assets or liabilities, its exposure to variability in expected cash flows associated with existing assets or liabilities, or forecasted transactions. The gains or losses on these derivatives have been deferred and are being recognized over the life of the debt, in accordance with SFAS 80, “Accounting for Futures Contracts.”

        PPL and its subsidiaries also enter into foreign currency derivative contracts to hedge foreign currency exposures, including firm commitments, recognized assets or liabilities, forecasted transactions or net investments. Until PPL adopts SFAS 133, market gains and losses are recognized in accordance with SFAS 52, “Foreign Currency Translation,” and are included in accumulated other comprehensive income on the Consolidated Balance Sheet.

Leases

        Leased property of PPL capitalized on the Consolidated Balance Sheet at December 31, 1999, consisted solely of nuclear fuel. In March 2000, PPL Electric terminated its nuclear fuel lease and repurchased $154 million of nuclear fuel from the lessor energy trust. In July 2000, all nuclear fuel was transferred to PPL Susquehanna in connection with the corporate realignment.

        In July 2000, PPL Montana sold its investment in the Colstrip Steam Generation electric plant to owner lessors who are leasing the assets back to PPL Montana under four 36-year operating leases. The proceeds from this sale approximated $410 million. A gain of approximately $8 million was deferred, and is being amortized over the life of the lease. PPL Montana used the proceeds to reduce outstanding debt and make distributions to its parent, PPL Generation. PPL Montana leases a 50% interest in the Colstrip Units 1 and 2 and a 30% interest in Unit 3, through four non-cancelable operating leases. The leases provide two renewal options based on the economic useful life of the generation assets. The leases place certain restrictions on PPL Montana’s ability to incur additional debt, sell assets and declare dividends, and require PPL Montana to maintain certain financial ratios related to cash flow and net worth. Future minimum lease payments are estimated as follows (millions of dollars): 2001, $43; 2002, $49; 2003, $47; 2004, $44; 2005, $38; and thereafter, $531.

        Payments on other leased property classified as operating leases are estimated as follows (millions of dollars): 2001, $55; 2002, $57; 2003, $59; 2004, $61; and 2005, $64. These leases include vehicles, office space, personal computers and other equipment.

Revenue Recognition

        “Retail Electric and Gas” and “Wholesale Energy Marketing and Trading” revenues are recorded based on deliveries through the end of the calendar month.

        “Energy Related Businesses” revenue includes revenues from PPL Global, PPL Spectrum, and the mechanical contracting and engineering subsidiaries. PPL Global’s revenue reflects its proportionate share of affiliate earnings under the equity method of accounting, as described in the Business and Consolidation section of this Note 1, and dividends received from its investments accounted for using the cost method. PPL Spectrum and the mechanical contracting and engineering subsidiaries record profits from construction contracts on the percentage-of-completion method of accounting. Under the percentage-of-completion method, the relationship of actual costs incurred to total estimated costs of the contracts is applied to total income to be derived from the contracts. Income from time and material contracts is recognized currently as the work is performed. Costs include all direct material and labor costs and job-related overhead. Provisions for estimated loss on uncompleted contacts, if any, are made in the period in which such losses are determined.

Income Taxes

        The income tax provision for PPL is calculated in accordance with SFAS 109, “Accounting for Income Taxes.”

        The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 7.

        PPL Electric deferred investment tax credits when utilized, and is amortizing the deferrals over the average lives of the related assets.

        PPL and its subsidiaries file a consolidated federal income tax return.

Cash Equivalents

        All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income, defined as changes in common equity from transactions not related to shareowners. Other comprehensive income consists of unrealized gains or losses on available-for-sale securities, the excess of additional pension liability over unamortized prior service costs and foreign currency translation adjustments recorded by PPL Global. Comprehensive income is reflected on the Consolidated Statement of Shareowners’ Common Equity, and “Accumulated Other Comprehensive Income” is presented on the Consolidated Balance Sheet.

        The accumulated other comprehensive income of PPL at December 31, 2000 and 1999, respectively, consisted of (in millions): foreign currency translation adjustments, ($34) and ($50); unrealized gains on available-for-sale securities, $3 and $1; and adjustments to minimum pension liability, ($5) and ($6).

Treasury Stock

        Treasury shares are reflected on the Consolidated Balance Sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares. Treasury shares are not considered outstanding in calculating earnings per share.

Foreign Currency Translation

        Assets and liabilities of international operations where the local currency is the functional currency have been translated at year-end exchange rates, and related revenues and expenses have been translated at average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in other comprehensive income. The effect of translation adjustments on other comprehensive income, net of income taxes, is disclosed in the Consolidated Statement of Shareowners’ Common Equity. Gains or losses relating to foreign currency transactions are recognized in income currently. The aggregate transaction gain (loss) was not significant in 2000, 1999 or 1998.

Project Development Costs

        In accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities”, PPL Global expenses the costs of evaluating potential acquisition and development opportunities as incurred. Acquisition and development costs are capitalized upon approval of the investment by the PPL Global Board of Managers and the Finance Committee of PPL’s Board of Directors or, if later, the achievement of sufficient project milestones such that the economic viability of the project is reasonably assured. The level of assurance needed for capitalization of such costs requires that all major uncertainties be resolved and a high probability that the project will proceed as planned, or that such costs will be recoverable through long-term operations, a financing or a sale.

        The continued capitalization of project development and acquisition costs is subject to on-going risks related to successful completion. In the event that PPL Global determines that a particular project is no longer viable, previously capitalized costs are charged to expense in the period that such determination is made.

Reclassification

        Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the current presentation.

2.    Segment and Related Information

        On July 1, 2000, PPL and PPL Electric completed a corporate realignment, in order to effectively separate PPL Electric’s regulated transmission and distribution businesses from its recently deregulated generation businesses and to better position the companies and their affiliates in the new competitive marketplace.

        PPL’s reportable segments have been revised to reflect this new corporate structure. After realignment, the new segments of PPL are Supply, Delivery and Development. The Supply group includes the domestic unregulated energy marketing and generation functions of PPL EnergyPlus and PPL Generation. The Delivery group includes the regulated electric and gas delivery businesses of PPL Electric and PPL Gas Utilities. The Development group includes PPL Global, the principal businesses of which are the acquisition and development of both U.S. and international energy projects, and the ownership and operation of international energy projects. The majority of PPL Global’s international investments are located in the U.K., Chile, El Salvador and Brazil. Each segment includes an allocation of indirect corporate costs for services provided by PPL Services. These indirect costs include functions such as financial, legal, human resources, and information services. Prior to the corporate realignment, the reportable segments of PPL were PPL Electric, PPL Global and Other.

        Previously reported 1999 information has been restated to conform to the current presentation. Previously reported 1998 information has not been restated in terms of the new segments, due to the fact that electric rates were not unbundled to separate charges for generating, transmission and distribution services until January 1, 1999. Therefore, it is impracticable to restate 1998 information. Financial data for PPL’s business segments are as follows (millions of dollars):

	2000	1999
Income Statement data
Revenues from external customers
Supply	$3,945	$2,988
Delivery	1,282	1,272
Development	456	330

	5,683	4,590

Intersegment revenues

N/A—There are no intersegment revenues.

Equity in earnings of unconsolidated affiliates
Development	80	59

	80	59
Depreciation
Supply	136	137
Delivery	104	102
Development	21	18

	261	257
Amortization—recoverable transition costs and other
Supply	(107)	(45)
Delivery	228	194

	121	149
Interest Revenue
Development	12	8

	12	8
Interest Expense
Supply	63	65
Delivery	230	168
Development	83	44

	376	277
Income Taxes
Supply	251	118
Delivery	59	28
Development	(16)	28

	294	174
Extraordinary items, net of income taxes
Delivery	11	(46)

	11	(46)
Net Income
Supply	368	220
Delivery	113	177
Development	17	35

	498	432
Net income excluding nonrecurring items (a)
Supply	368	178
Delivery	89	158
Development	17	22

	474	358

(a)	Nonrecurring items: additions to (deductions from) net income
	2000	1999
Supply
Sale of Sunbury plant and related assets		42

Delivery
Environmental insurance settlement	24
Securitization		19

Development
SWEB sale of supply business		64
Writedown of carrying value of certain investments		(51)

		13

	$ 24	$ 74

Cash Flow Data
Expenditures for property, plant & equipment
Supply	$ 39	$ 43
Delivery	319	271
Development	102	4

	460	318
Investment in generating assets and electric energy projects
Supply		870
Development	570	225

	$ 570	$ 1,095

	December 31,
	2000	1999
Balance Sheet data
Cumulative net investment in unconsolidated affiliates at equity
Supply	$ 17	$ 17
Development	783	407

	800	424
Total assets
Supply	3,843	3,778
Delivery	6,049	5,972
Development	2,468	1,424

	$12,360	$11,174

        Financial data for PPL’s business segments under the old basis of segmentation were as follows (millions of dollars):

	1999	1998
Income Statement data
Operating Revenues
PPL Electric	$3,952	$3,643
PPL Global	330	47
Other and Eliminations	308	96

	4,590	3,786

Depreciation
PPL Electric	233	335
PPL Global	18
Other and Eliminations	6	3

	257	338

Interest Expense
PPL Electric	214	196
PPL Global	44	22
Other and Eliminations	19	12

	277	230

	1999	1998
Income Taxes
PPL Electric	151	273
PPL Global	29	(4)
Other and Eliminations	(6)	(10)

	174	259

Extraordinary Items, net of income taxes
PPL Electric	(46)	(948)

	(46)	(948)

Net Income (Loss)—actual
PPL Electric	398	(587)
PPL Global	37	15
Other and Eliminations	(3)	3

	432	(569)

Net Income (Loss)—excluding nonrecurring items (b)
PPL Electric	337	304
PPL Global	24	6
Other and Eliminations	(3)

	358	310

(b)	Nonrecurring items: additions to (deductions from) net income

PPL Electric
Sale of Sunbury plant and related assets	42
Securitization	19
PUC restructuring charge		(915)
FERC municipality settlement		(32)
SER settlement		18
Other impacts of restructuring		38

	61	(891)

PPL Global
SWEB sale of supply business	64
Writedown of carrying value of certain investments	(51)
U.K. income tax rate reduction		9

	13	9

Other and Eliminations
PPL Gas Utilities acquisition costs		3

	$ 74	$(879)

	1999	1998
Cash Flow data
Expenditures for property, plant & equipment
PPL Electric	$ 300	$297
PPL Global	4
Other and Eliminations	14	7

	318	304

Investment in generating assets and electric energy projects
PPL Global	1,095	306

	$1,095	$306

3.    Investments in Unconsolidated Affiliates—at Equity

        PPL’s investments in unconsolidated affiliates accounted for under the equity method were $800 million and $424 million at December 31, 2000 and 1999, respectively. The most significant investment was PPL Global’s investment in WPDH, which was $479 million at December 31, 2000 and $303 million at December 31, 1999. At December 31, 2000 PPL Global had a 51% equity ownership interest in WPDH, but shared joint control with Mirant. Accordingly, PPL Global accounts for its investment in WPDH (and other investments where it has majority ownership but lacks voting control) under the equity method of accounting.

        Investments in unconsolidated affiliates accounted for under the equity method at December 31, 2000, and the effective equity ownership percentages, were as follows:

PPL Global
Bolivian Generating Group, LLC—29.3%
Latin American Energy & Electricity Fund I, LP—16.6%
Aguaytia Energy, LLC—11.4%
WPD Holdings UK—51%
Hidrocentrais Reunidas, LDA—50%
Hidro Iberica, B. V.—50%
Southwest Power Partners, LLC—50%
Western Power Distribution Limited—51%

PPL Generation
Safe Harbor Water Power Corporation—33.3%
Bangor Pacific Hydro Associates—50%

        Summarized below is financial information from the financial statements of these affiliates, as comprehended in the PPL consolidated financial statements for the periods noted (millions of dollars):

	December 31,
	2000	1999
Balance Sheet Data
Current Assets	$396	$389
Noncurrent Assets	4,904	3,340
Current Liabilities	409	367
Noncurrent Liabilities	3,365	1,890

	2000	1999	1998
Income Statement Data
Revenues (a)	$505	$1,130	$1,206
Operating Income	254	212	188
Net Income (a)	131	427	137

(a)	The decrease in revenues and net income in 2000 were in part due to the sale of the supply business of WPD, formerly SWEB, in the fourth quarter of 1999.

4.    Earnings Per Share

        SFAS 128, “Earnings Per Share,” requires the disclosure of basic and diluted EPS. Basic EPS is calculated by dividing earnings available to common shareowners (“Net Income” on the PPL’s Consolidated Statement of Income) by the weighted average number of common shares outstanding during the period. In the calculation of diluted EPS, weighted average shares outstanding are increased for additional shares that would be outstanding if potentially dilutive securities were converted to common stock.

        Potential dilutive securities for PPL consist of stock options granted under the incentive compensation plans (See Note 12) and stock units representing common stock granted under directors compensation programs.

        Reconciliations of the numerator and denominator for basic and diluted earnings per common share are shown below.

	2000	1999	1998
	(Millions, except per Share Data)
Income (Numerator)
Earnings applicable to common stock—before extraordinary items	$ 487	$ 478	$ 379
Extraordinary items	11	(46)	(948)

Earnings applicable to common stock—after extraordinary items	$ 498	$ 432	$ (569)

Shares(Denominator)
Number of shares on which basic earnings per share is calculated = Weighted-average shares outstanding during year	144,350,221	152,287,390	164,650,872
Add—Incremental shares attributable to stock options	364,535	9,631
Add—Incremental shares attributable to stock units	66,841	58,938	48,180
Number of shares on which diluted earnings per share is calculated	144,781,597	152,355,959	164,699,052
Basic EPS before extraordinary items	$ 3.38	$ 3.14	$ 2.29
Diluted EPS before extraordinary items	$ 3.37	$ 3.14	$ 2.29

	2000	1999	1998
Basic EPS after extraordinary items	$ 3.45	$ 2.84	$ (3.46)
Diluted EPS after extraordinary items	$ 3.44	$ 2.84	$ (3.46)

5.    Extraordinary Items

PUC Restructuring and FERC Settlement

        Historically, PPL Electric prepared its financial statements for its regulated operations in accordance with SFAS 71, which requires rate-regulated companies to reflect the effects of regulatory decisions in their financial statements. PPL Electric deferred certain costs pursuant to rate actions of the PUC and the FERC and recovered, or expected to recover, such costs in electric rates charged to customers.

        The EITF addressed the appropriateness of the continued application of SFAS 71 by entities in states that have enacted restructuring legislation similar to Pennsylvania’s Customer Choice Act. The EITF came to a consensus on Issue No. 97-4, “Deregulation of the Pricing of Electricity—Issues Related to the Application of FASB Statements 71 and 101,” which concluded that an entity should cease to apply SFAS 71 when a deregulation plan is in place and its terms are known. For PPL Electric, with respect to the generation portion of its business, this occurred effective June 30, 1998 based upon the outcome of the PUC restructuring proceeding. PPL Electric adopted SFAS 101 for the generation side of its business. SFAS 101 required a determination of impairment of plant assets performed in accordance with SFAS 121, and the elimination of all effects of rate regulation that were recognized as assets and liabilities under SFAS 71.

        PPL Electric performed impairment tests of its electric generation assets on a plant specific basis and determined that $2.388 billion of its generation plant was impaired at June 30, 1998. Impaired plant was the excess of the net plant investment at June 30, 1998 over the present value of the net cash flows during the remaining lives of the plants. Annual net cash flows were determined by comparing estimated generation sustenance costs to estimated regulated revenues for the remainder of 1998, market revenues for 1999 and beyond, and revenues from bulk power contracts. The net cash flows were then discounted to present value.

        In addition to the impaired generation plant, PPL Electric estimated that there were other stranded costs totaling $1.989 billion at June 30, 1998. This primarily included generation-related regulatory assets and liabilities and an estimated liability for above-market purchases under NUG contracts. The total estimated impairment described above was $4.377 billion. The PUC’s Final Order in the restructuring proceeding, entered on August 27, 1998, permitted the recovery of $2.819 billion through the CTC on a present value basis, excluding amounts for nuclear decommissioning and consumer education, resulting in a net under-recovery of $1.558 billion. PPL Electric recorded an extraordinary charge for this under-recovery in June 1998.

        Under FERC Order 888, 16 small utilities which had power supply agreements with PPL Electric signed before July 11, 1994, requested and were provided with PPL Electric’s current estimate of its stranded costs applicable to these customers if they were to terminate their agreements in 1999. Subject to certain conditions, FERC-approved settlement agreements executed with 15 of these customers provide for continued power supply by PPL Electric through January 2004. As a result of these settlements, PPL Electric, in the second quarter of 1998, recorded an extraordinary charge in the amount of $56 million.

        The extraordinary items related to the PUC restructuring proceeding and the FERC settlement are reflected on the Consolidated Statement of Income, net of income taxes.

        Details of amounts written-off in June 1998 were as follows (millions of dollars):

Impaired generation-related assets	$ 2,388
Above-market NUG contracts	854
Generation-related regulatory assets and other	1,135

Total	4,377
Recoverable transition costs (a)	(2,819)

Extraordinary item pre-tax—PUC	1,558
—FERC	56

1,614
Tax effects	(666)

Extraordinary items	$ 948

(a)	Excluding recoveries for nuclear decommissioning and consumer education expenditures.

        PPL Electric believes that the electric transmission and distribution operations continue to meet the requirements of SFAS 71 and that regulatory assets associated with these operations will continue to be recovered through rates from customers. At December 31, 2000, $277 million of net regulatory assets, other than the recoverable transition costs, remain on PPL Electric’s books. These regulatory assets will continue to be recovered through regulated transmission and distribution rates over periods ranging from one to 29 years.

Extinguishment of Debt—Securitization

        In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric’s stranded costs. PPL Electric used a portion of the securitization proceeds to repurchase $1.5 billion of its first mortgage bonds. The premiums and related expenses to reacquire these bonds were $59 million, net of tax. PPL Electric’s customers will benefit from securitization through an expected average rate reduction of approximately one percent for the period the transition bonds are outstanding. With securitization, a substantial portion of the CTC has been replaced with an ITC, which passes 75% of the net financing savings back to customers. In August 1999, PPL Electric released approximately $78 million of deferred income taxes associated with the CTC that was no longer required because of securitization. The net securitization impact of the bond repurchase and the tax change was a gain of $19 million.

        SFAS 4, “Reporting Gains and Losses from Extinguishment of Debt,” requires that a material aggregate gain or loss from the extinguishment of debt be classified as an extraordinary item, net of the related income tax effect. The $59 million loss associated with the bond repurchase was treated as an extraordinary item. Details were as follows (millions of dollars):

Reacquisition cost of debt	$ 1,554
Net carrying amount of debt	(1,454)

Extraordinary charge pre-tax	100
Tax effects	(41)

Extraordinary charge	$ 59

        The extraordinary charge related to extinguishment of debt was partially offset in December 1999 with a credit relating to wholesale power activity. In December 2000 there was an additional credit relating to wholesale power activity.

6.    Sales to Other Electric Utilities

        As part of the corporate realignment on July 1, 2000, PPL Electric’s contracts for sales to other electric utilities were assigned to PPL EnergyPlus, which was transferred to an unregulated subsidiary of PPL. See Note 17 for information on the corporate realignment.

        PPL EnergyPlus provided JCP&L with 300,000 kilowatts of capacity and related energy from the Pennsylvania generating units through November 2000, at which point the agreement was terminated. PPL EnergyPlus is reselling the returning capacity in wholesale markets.

        In August 1999, the FERC approved new interconnection and power supply agreements between PPL EnergyPlus and UGI. Under the new power supply agreement, effective August 1999, UGI purchases capacity from PPL EnergyPlus equal to UGI’s PJM capacity obligation less the capacity reserve value of UGI’s owned generation and an existing power purchase agreement. In 2000, UGI purchased a firm block of energy in addition to the capacity. This agreement terminated in February 2001.

        PPL EnergyPlus provides BG&E with 129,000 kilowatts, or 6.6%, of PPL Susquehanna’s share of capacity and related energy from the Susquehanna station. Sales to BG&E will continue under existing agreements through May 2001.

        PPL Montana provides power to Montana Power under two wholesale transition sales agreements. These agreements expire in December 2001 and June 2002. PPL Montana supplied Montana Power with 5,096 million kWh in 2000.

7.    Income and Other Taxes

        For 2000, 1999 and 1998 the corporate federal income tax rate was 35%, and the PA corporate net income tax rate was 9.99%.

        The tax effects of significant temporary differences comprising PPL’s net deferred income tax liability were as follows (millions of dollars):

	2000	1999
Deferred Tax Assets
Deferred investment tax credits	$ 66	$ 71
NUG contracts & buybacks	326	360
Accrued pension costs	106	108
Deferred foreign income taxes	86
Other	195	181
Valuation allowance	(8)	(6)

	771	714

Deferred Tax Liabilities
Electric utility plant—net	845	813
Restructuring—CTC	949	1,026
Taxes recoverable through future rates	102	107
Other	53	96

	1,949	2,042

Net deferred tax liability	$1,178	$1,328

        Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows (millions of dollars):

	2000	1999	1998
Income Tax Expense
Current-Federal	$285	$178	$183
Current-State	57	36	64
Current-Foreign	11	10

	353	224	247

Deferred-Federal	(52)	76	19
Deferred-State	12	(109)	3
Deferred-Foreign	(4)

	(44)	(33)	22

Investment tax credit, net-federal	(15)	(17)	(10)

	$294	$174	$259

Total income tax expense-Federal	$218	$237	$192
Total income tax expense-State	69	(73)	67
Total income tax expense-Foreign	7	10

	$294	$174	$259

	2000	1999	1998
Reconciliation of Income Tax Expense
Indicated federal income tax on pre-tax income before extraordinary item at statutory tax rate—35%	$284	$242	$232

Increase/(decrease) due to:
State income taxes	45	(50)	43
Flow through of depreciation differences not previously normalized	2	3	9
Amortization of investment tax credit	(11)	(12)	(10)
Difference related to income recognition of foreign affiliates	(15)		(13)
Foreign income taxes	7	6
Federal income tax credits	(6)		(1)
Other	(12)	(15)	(1)

	10	(68)	27

Total income tax expense	$294	$174	$259

Effective income tax rate	36.3%	25.1%	39.1%

        In August 1999, PPL Electric released approximately $78 million of deferred income taxes associated with the CTC that were no longer required because of securitization.

	2000	1999	1998
Taxes Other than Income
State gross receipts	$128	$108	$105
State utility realty	6	13	41
State capital stock	23	13	18
Social security and other	34	27	24

	$191	$161	$188

        PPL does not record U.S. deferred income taxes on the undistributed earnings of its foreign subsidiaries and its 20% to 50% owned corporate joint ventures where management has determined that the earnings are permanently reinvested in the companies that produced them. The cumulative undistributed earnings are included in consolidated retained earnings on the balance sheet. The amount considered permanently reinvested at December 31, 2000 was $27.1 million. It is not practical to estimate the amount of taxes that might be payable on these foreign earnings if they were remitted to PPL.

8.    Nuclear Decommissioning Costs

        The cost to decommission the Susquehanna station is based on a site-specific study to dismantle and decommission each unit immediately following final shutdown. PPL’s 90% share of the total estimated cost of decommissioning the Susquehanna station was approximately $724 million in 1993 dollars. This estimate includes decommissioning the radiological portions of the station and the cost of removal of non-radiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

        Decommissioning costs are recorded as a component of depreciation expense. Beginning in January 1999, in accordance with the PUC Final Order, $130 million of decommissioning costs will be recovered from customers through the CTC over the 11-year life of the CTC rather than the remaining life of Susquehanna. The recovery will include a return on unamortized decommissioning costs. Decommissioning charges were $26 million in 2000, $27 million in 1999 and $12 million in 1998.

        Amounts collected from PPL Electric’s customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can be used only for future decommissioning costs. Accrued nuclear decommissioning costs were $280 million and $260 million at December 31, 2000 and 1999, respectively.

        In February 2000, the FASB issued a revised Exposure Draft on the accounting for obligations associated with the retirement of long-lived assets. The FASB expects to issue a final document during the second quarter of 2001. As a result, current industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability at the present value of the estimated future cash outflows that will be required to satisfy those obligations.

9.    Financial Instruments

        PPL utilized financial derivative products to hedge interest rate risk associated with anticipated debt issuances. In April 2000, PPL settled $180 million notional amount of treasury lock agreements and made a payment of $6 million under the terms of the agreements. In 2000, PPL settled $1.050 billion notional amount of forward-starting interest rate swaps. PPL received net proceeds of about $26 million. These amounts have been deferred on the balance sheet and are currently being amortized over the life of the medium-term notes. Of these total notional amounts, $270 million was in connection with the PPL Montana lease transaction and resulted in net proceeds of about $4 million, which also have been deferred on the balance sheet and are currently being amortized over the life of the lease. PPL also settled $125 million notional amount of interest rate swaps in the fourth quarter of 2000 and made a payment of about $3 million. Since the original transaction dates of these swaps, the anticipated debt they were expected to hedge was not issued. Therefore, the payment made on these swaps is recorded in current earnings.

        At December 31, 2000, PPL agreed to pay fixed rates between 5.90%-6.138% on forward-starting swaps with notional amounts of $100 million and maturities of May 2006. PPL will receive a variable-rate interest payment based on either a 3-month or 6-month LIBOR rate through the maturity of these agreements. The estimated fair value of these agreements, which represents the estimated amount PPL would pay if it had terminated these agreements at December 31, 2000, was insignificant.

        PPL has also entered into interest rate swap agreements whereby PPL agreed to pay a floating interest rate and receive a fixed interest rate payment. These swaps are executed with the intent of adjusting the amount of floating-rate debt carried in PPL’s liability portfolio. In 2000, PPL settled $915 million of these swaps and recorded a gain of approximately $2 million. At December 31, 2000, PPL had approximately $19 million notional amount of these swaps outstanding. The estimated fair value of these contracts, representing the amount PPL would pay if it terminated these agreements at December 31, 2000, was insignificant.

        During 2000, PPL entered into currency hedges related to the acquisition of Hyder shares in order to minimize its exposure to adverse foreign currency exchange rate fluctuations. PPL also entered into currency forward agreements to lock in the exchange rate on the purchase of 37 million euros. These positions were unwound in 2000. The net gain on these hedges was insignificant. Subsequently, new currency forward agreements for 37 million euros were entered into and remained outstanding at December 31, 2000, the estimated fair value of which was insignificant.

        The carrying amount on the Consolidated Balance Sheet and the estimated fair value of PPL’s financial instruments are as follows (millions of dollars):

	December 31, 2000		December 31, 1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Nuclear plant decommissioning trust fund (a)	$268	$268	$255	$255
Financial investments (a)	6	6	1	1
Other investments (a)	41	41	15	15
Cash and cash equivalents (a)	486	480	133	133
Other financial instruments included in other current assets (a)	2	2	4	4

Liabilities
Preferred stock with sinking fund requirements (b)	47	46	47	45
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (b)	250	250	250	217
Long-term debt (b)	4,784	4,804	4,157	4,189
Commercial paper and bank loans (a)	1,037	1,037	857	857

(a)	The carrying value of these financial instruments generally is based on established market prices and approximates fair value.

(b)	The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PPL where quoted market prices are not available.

10.    Credit Arrangements & Financing Activities

        PPL Electric and PPL Capital Funding issue commercial paper and borrow from banks to provide short-term funds. PPL Capital Funding’s commercial paper is guaranteed by PPL. At December 31, 2000, PPL Electric and PPL Capital Funding had $636 million of short-term debt outstanding at interest rates ranging from 7.17% to 7.94% per annum.

        In order to enhance liquidity, and as a credit back-stop to the commercial paper programs, PPL Electric, PPL Capital Funding and PPL (as guarantor for PPL Capital Funding) share a 364-day $750 million credit facility and a five-year $300 million credit facility, each with a group of banks. At December 31, 2000, no borrowings were outstanding under either facility.

        In December 2000, PPL Capital Funding entered into a three-month $200 million credit facility. At December 31, 2000, PPL Capital Funding had borrowed $200 million under this facility to be used for general corporate purposes including making loans to PPL subsidiaries and reducing their debt balances. In January 2001, PPL Capital Funding entered into a three-month $200 million credit facility and subsequently borrowed this amount to use for the same general corporate purposes.

        Through December 31, 2000, PPL Capital Funding had issued $1 billion of medium-term notes, of which $825 million was issued at fixed rates between 7.75% and 8.375% and $175 million at floating rates tied to 3-month LIBOR. The proceeds from these issuances were used for general corporate purposes, including making loans to PPL subsidiaries and reducing commercial paper balances. In October 2000, PPL Capital Funding retired $110 million of medium-term notes consisting of three separate series with coupons between 5.86% and 5.90%.

        In April 2000, PPL Electric redeemed and retired all of its outstanding First Mortgage Bonds, 9-1/4% Series due 2019, at the aggregate par value of $27.6 million through the maintenance and replacement fund provisions of its Mortgage. In June 2000, PPL Electric paid and retired all $125 million aggregate principal amount of its outstanding First Mortgage Bonds, 6% Series due 2000.

        During 2000, PPL Transition Bond Company made principal payments on bonds totaling $226 million.

        In 1999, PPL Montana entered into $950 million of credit facilities, non-recourse to PPL, with a group of banks, including a $675 million 364-day facility and two revolving credit facilities totaling $275 million which mature in 2002. The purpose of these facilities was to provide bridge loan financing for the acquisition of the Montana assets and to fund PPL Montana’s working capital needs.

        In July 2000, PPL Montana completed the sale of its investment in the Colstrip coal-fired plant to owner lessors, which are leasing the assets back to PPL Montana under four 36-year operating leases. The proceeds from the sale were approximately $410 million. PPL Montana used these proceeds to reduce outstanding debt and make distributions to its parent, PPL Generation. This sale-leaseback was financed with the private issuance of pass-through certificates due 2020. In November 2000, PPL Montana filed an S-4 registration statement with the SEC for the exchange of these certificates for registered securities. During 2000, PPL Montana reduced the amount of its credit facilities to $100 million. At December 31, 2000, no borrowings were outstanding under these facilities. PPL Montana has also obtained letters of credit in the aggregate amount of $71 million.

        In September 2000, a PPL Global subsidiary entered into an agreement with a lessor to lease turbine-generators and related equipment. See Note 11 for additional information. The turbines are being financed using a leasing structure that eliminates the need for cash outlays during the turbine manufacturing process and diversifies PPL’s funding sources.

        In December 2000, PPL initiated a Structured Equity Shelf Program for the issuance of up to $100 million in PPL common stock in small amounts on a periodic basis.

11.    Acquisitions, Development and Divestitures

Domestic Generation Projects

        In November 1999, PPL Electric sold its Sunbury plant and the principal assets of its wholly-owned coal processing subsidiary, Lady Jane Collieries, to Sunbury Holdings, LLC. PPL Electric received cash proceeds of $107 million for these assets, which resulted in an after tax gain of about $42 million.

        In 1998, PPL Global signed definitive agreements with Montana Power, Portland General Electric Company (“Portland”) and Puget Sound Energy, Inc. (“Puget”) to acquire interests in 13 Montana power plants, with 2,372 gross megawatts of generating capacity, for a purchase price of $1.546 billion. The acquisition involved the Colstrip and Corette coal-fired plants, 11 hydroelectric facilities and a storage reservoir. The Puget and Portland agreements also provided for the acquisition of related transmission assets for an additional $126 million, subject to certain conditions. In December 1999, PPL Global completed the purchase of about 1,315 gross megawatts of generating assets from Montana Power for $757 million. This acquisition transferred to PPL Montana the 11 hydroelectric facilities, the storage reservoir, the Corette plant and Montana Power’s ownership interest in three of the four units of the Colstrip plant, along with other generation-related assets.

        PPL Global’s acquisition of the Colstrip interests of Puget and Portland, totaling 1,057 additional megawatts, was subject to several conditions, primarily the receipt by Puget and Portland of satisfactory regulatory approvals from the state utility commissions in Washington and Oregon. However, these satisfactory regulatory approvals were not obtained. The acquisition agreements permitted each party to terminate the respective agreements if closing did not occur by April 30, 2000. Both of these acquisition agreements have now been terminated.

        The Montana Power Asset Purchase Agreement, which PPL Global assigned to PPL Montana, provided that if neither the Puget nor the Portland acquisitions were consummated, PPL Montana would be required to purchase a portion of Montana Power’s interest in the 500-kilovolt Colstrip Transmission System for $97 million, subject to receipt of required regulatory approvals, which have been received. PPL Montana currently is in discussions with Montana Power to pursue alternatives to acquiring this entire interest in the Colstrip Transmission System as contemplated by the Asset Purchase Agreement. These discussions are ongoing; therefore, PPL Montana cannot predict whether it will buy all, or less than all, of Montana Power’s interest in the Colstrip Transmission System or what the purchase price will be if a purchase occurs.

        In May 2000, PPL Global announced plans to install five compact, natural gas-fired electric generation facilities in eastern Pennsylvania totaling about 900 megawatts of capacity. The five facilities, with an estimated total cost between $450 and $500 million, will be peaking generators to be used during periods of high energy demand. These facilities are expected to be completed by the summer of 2002, pending necessary governmental approvals.

        PPL Global continues to pursue plans to build peaking capacity in New York state. The current emphasis is on a facility for 300 megawatts of capacity at a total capital cost of approximately $200 million.

        In September 2000, a PPL Global subsidiary entered into an arrangement that provides 30 turbine-generators for PPL’s domestic expansion program. The gas-fired, 50-megawatt turbine-generators and related equipment, manufactured by General Electric, will provide PPL with flexibility in growing its electricity generation and marketing business in various regions of the U.S. General Electric will receive approximately $400 million under the terms of the arrangement. The turbines are being financed using a leasing structure, with the PPL Global subsidiary as the lessee, that eliminates the need for any cash outlays during the turbine manufacturing process and diversifies PPL’s funding sources. The units are expected to go into service beginning in 2002. The arrangement also gives the lessor the option to purchase an additional 36 turbine-generators and lease them to the PPL Global subsidiary.

        In December 2000, PPL Global announced plans to develop a gas-fired plant in Pinal County, Arizona which will operate during times of intermediate and high demand for electricity. The facility will use combustion turbines that PPL recently acquired from General Electric (described above). The facility is expected to be in operation by summer 2002, pending necessary governmental approvals. The current emphasis is on a facility for 500 to 600 megawatts of capacity with an anticipated project cost of about $300 million.

        In December 2000, PPL Global signed an agreement to purchase Starbuck Power Company, LLC, from Northwest Power Enterprises, Inc., which will transfer the ownership and development rights for up to a 1,200-megawatt gas-fired, combined cycle power plant to be built in eastern Washington state. The facility, to be called PPL Starbuck, is expected to be in service by 2004, pending necessary governmental approvals. The expected cost of the facility is approximately $600 million.

        In January 2001, PPL Montour, LLC acquired an additional interest in the coal-fired Conemaugh Power Plant from Potomac Electric Power Company. Under the terms of the acquisition agreement, PPL Montour, LLC and a subsidiary of Allegheny Energy, Inc. jointly acquired a 9.72 percent interest in the 1,711 megawatt plant. The purchase increased PPL’s ownership interest to 16.25% in the two-unit plant. PPL paid $78 million for its 83-megawatt share of the plant.

International Distribution Projects

        In September 1999, PPL Global’s U.K. subsidiary, SWEB, sold its electricity supply business to London Electricity for about $264 million. PPL Global recorded an after tax gain from the sale of $64 million. The supply business provided about 15% of SWEB’s annual earnings. PPL Global and Mirant continue joint ownership of the electric delivery business, which has been renamed WPD. WPD continues to own and operate an extensive power network in southwest Britain, transporting and delivering electricity to 1.4 million customers.

        In December 1999, the U.K.’s Office of Gas and Electricity Markets, the regulatory authority for electricity and natural gas distribution, announced the final price review for the electric distribution companies, including WPD. In this final price review, WPD was given a one-time rate cut of 19%, the lowest rate reduction among distribution companies in the U.K. The price cut is effective for five years starting in April 2000. As a result of this action, PPL Global evaluated the carrying value of its investment in WPD and the investment was written down by $36 million. In December 1999, in unrelated transactions, PPL Global wrote down the carrying value of two other international investments by a total of $16 million.

        At the end of June 2000, PPL Global finalized the acquisition of an 84.7% interest in CEMAR, an electricity distribution company in Brazil. The acquisition price was $289 million, financed initially with short-term debt. In accordance with its policy of recording the results of foreign operations on a lag basis, the operating results of CEMAR were consolidated on a three-month lag.

        WPDL submitted an offer to purchase shares of Hyder for 365 pence per share, or a total purchase price of 559 million British pounds sterling ($838 million based on current exchange rates at that time). Hyder is the owner of South Wales Electricity plc, an electric distribution company serving approximately 980,000 customers in Wales. Hyder also owns certain Welsh water and other service-oriented businesses.

        On September 15, 2000, WPDL’s offer of 365 pence per share was declared unconditional in all respects and remained open for acceptance by Hyder shareowners through October 25, 2000. Designation of the increased offer as unconditional allowed WPDL to take operational control of Hyder.

        On September 29, 2000, WPDL closed on the purchase of approximately 110 million shares of Hyder for a total purchase price of about 395 million British pounds sterling ($584 million based on current exchange rates at that time). When combined with WPDL’s existing ownership interest in Hyder, this purchase gave WPDL approximately 70% of Hyder’s total outstanding shares. Subsequently, WPDL purchased the remaining shares of Hyder.

        PPL Global’s ownership interest in WPDL is 51%, but it has joint control with Mirant, who’s ownership interest is 49%. PPL Global’s share of the acquisition cost was made from existing resources and facilities, of which approximately $100 million is expected to be repaid by the end of the first quarter of 2001. Based on a 51% ownership interest, PPL Global’s share of the total investment in WPDL was $114 million.

        WPDL is actively pursuing a range of options with respect to Hyder’s non-electric businesses. In this regard, WPDL is offering management of Hyder’s water business in a competitive bid process, pursuant to European Union procurement rules. At the same time, WPDL has announced an agreement in principle with Welsh firm Glas Cymru Cyfyngedig (Glas) for the disposition of the water business. In January 2001, the U.K. regulator announced that it would not move to block Glas’ plans for the water business.

        In October 2000, PPL Global announced a partnership with the Claro group, a key shareowner of CGE, a leading energy distribution company in Chile and Argentina. PPL Global had a 2.9% ownership interest in CGE at December 31, 2000. Under the terms of the partnership, the Claro group had the right to sell up to an additional 5.6% to PPL Global over the next two years. In January 2001, PPL Global purchased the additional 5.6 percent of CGE from the Claro group, bringing its total investment to about $141 million. CGE provides electricity delivery services to 1.4 million customers in Chile, and natural gas delivery services to 200,000 customers in Santiago.

Other

        During 2000, PPL acquired three additional mechanical engineering and contracting firms in the northeast U.S. The purchase prices of these acquisitions were not significant.

12. Stock-Based Compensation

        Under the PPL Incentive Compensation Plan (“ICP”) and the Incentive Compensation Plan for Key Employees (“ICPKE”) (together, the “Plans”), restricted shares of common stock as well as stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made in the common stock of PPL by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and by the PPL Corporate Leadership Council in the case of the ICPKE. Each Plan limits the number of shares available for awards to two percent of the outstanding common stock of PPL on the first day of each calendar year. The maximum number of options which can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses or is forfeited or the rights to the participant terminate, any shares of common stock are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock

        Restricted shares of common stock are outstanding shares with full voting and dividend rights. However, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death. Restricted shares vest fully if control of PPL changes, as defined by the Plans.

        Restricted stock awards of 440,549, 108,890 and 107,198 shares, with per share weighted-average fair values of $21.30, $26.74, and $22.74, were granted in 2000, 1999 and 1998, respectively. Compensation expense for these three years was less than $3 million annually. At December 31, 2000, there were 607,009 restricted shares outstanding. These awards currently vest from three to twenty-one years from the date of grant.

Stock Options

        Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the Compensation and Corporate Governance Committee of the Board of Directors in the case of the ICP, and the Corporate Leadership Council in the case of the ICPKE. The Committee (or the Corporate Leadership Council, in the case of the ICPKE) has discretion to accelerate the exercisability of the options. All options expire no later than ten years from the grant date. The options become exercisable if control of PPL changes, as defined by the Plans.

        PPL applies Accounting Principles Board Opinion 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for stock options. Since stock options are granted at market price, no compensation cost has been recognized. Compensation calculated in accordance with the disclosure requirements of FASB 123, “Accounting for Stock-Based Compensation,” was not significant.

        A summary of stock option activity follows:

	2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	626,020	$26.84
Granted	1,501,110	$22.45	704,800	$26.85
Exercised	(56,590)	$26.84
Forfeited	(101,239)	$24.02	(78,780)	$26.84

Outstanding at December 31,	1,969,301	$23.64	626,020	$26.85
Exercisable at December 31,	215,158	$26.03	13,570	$26.84

        The weighted average fair values of options at their grant date during 2000 and 1999 were $3.35 and $2.37, respectively. The estimated fair value of each option granted is calculated using a modified Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

	2000	1999
Risk-free interest rate	6.74%	5.61%
Expected option term	10 yrs	10 yrs
Expected stock volatility	19.79%	16.19%
Dividend yield	5.70%	6.60%

        Outstanding options had a weighted-average remaining life of 8.6 years at December 31, 2000.

13.    Retirement and Postemployment Benefits

Pension and Other Postretirement Benefits

        PPL and its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans.

        PPL Montana and PPL Maine (Penobscot Hydro) sponsor a separate, funded, noncontributory defined benefit plan, as do PPL Gas Utilities and its subsidiaries. The funded noncontributory defined benefit plan of PPL Electric became sponsored by various other PPL affiliated companies, in addition to PPL Electric, as a result of the realignment July 1, 2000. PPL and its subsidiaries also provide supplemental retirement benefits to directors, executives, and other key management employees through unfunded nonqualified retirement plans.

        Substantially all employees of PPL’s subsidiaries will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plans (covering retirees of PPL Electric and various other affiliated PPL companies) and for the North Penn Gas Plans are paid from funded VEBA trust sponsored by the respective companies. The companies sponsoring the PPL Retiree Health Plans, and North Penn Gas, made contributions to the VEBA trusts of $30 million and $1 million, respectively, during 2000 and 1999. At December 31, 2000, PPL Electric had a regulatory asset of $6 million relating to postretirement benefits that is being amortized and recovered in rates with a remaining life of 12 years.

        Net pension and postretirement medical benefit costs were (millions of dollars):

	Pension Benefits			Postretirement Medical Benefits
	2000	1999	1998	2000	1999	1998
Service cost	$ 40	$ 42	$ 35	$ 5	$ 5	$ 4
Interest cost	86	78	69	22	19	16
Expected return on plan assets	(113)	(99)	(87)	(8)	(7)	(4)
Net amortization and deferral	(21)	(9)	(13)	12	12	9

Net periodic pension and postretirement benefit cost	$ (8)	$ 12	$ 4	$31	$29	$25

        The net periodic pension cost charged to (or credited to) operating expense was $(6) million in 2000, $9 million in 1999 and $2 million in 1998. Retiree health and benefits costs charged to operating expense were approximately $25 million in 2000, $20 million in 1999 and $19 million in 1998. Costs in excess of the amounts charged to expense were charged to construction and other accounts.

        Postretirement medical costs at December 31, 2000 were based on the assumption that costs would increase 7.25% in 2000, then the rate of increase would decline gradually to 6% in 2006 and thereafter. A one-percentage point change in the assumed health care cost trend assumption would have the following effects (in millions):

	One Percentage Point
	Increase	Decrease
Effect on service cost and interest cost components	$ 1	$(1)
Effect on postretirement benefit obligation	12	(10)

        The following assumptions were used in the valuation of the benefit obligations:

Pension Benefits	2000	1999	1998
Discount rate	7.5%	7.0%	6.25%
Expected return on plan assets	9.2%	8.0%	8.0%
Rate of compensation increase	4.75%	5.0%	5.0%

Postretirement Medical Benefits	2000	1999	1998
Discount rate	7.5%	7.0%	6.25%
Expected return on plan assets	7.6%	6.35%	6.35%
Rate of compensation increase	4.75%	5.0%	5.0%

        The funded status of the combined plans was as follows (millions of dollars):

	Pension Benefits		Postretirement Medical Benefits
	2000	1999	2000	1999
Change in Benefit Obligation
Benefit Obligation, January 1	$1,206	$1,232	$ 317	$ 303
Service cost	40	42	5	5
Interest cost	86	78	22	19
Plan amendments	13	2		18
Actuarial (gain)/loss	(98)	(127)	(18)	(15)
Acquisitions/Divestitures		25 *		2 *
Special termination benefits		3
Actual expense paid	(4)	(3)
Net benefits paid	(51)	(46)	(15)	(15)

Benefit Obligation, December 31	1,192	1,206	311	317

Change in Plan Assets
Plan assets at fair value, January 1	1,799	1,627	130	104
Actual return on plan assets	44	201	2	9
Employer contributions	2	1	33	33
Acquisitions/Divestitures	3	19 *
Actual expense paid	(4)	(3)
Net benefits paid	(50)	(46)	(16)	(16)

Plan assets at fair value, December 31	1,794	1,799	149	130

Funded Status
Funded Status of Plan	601	593	(162)	(187)
Unrecognized transition assets	(40)	(45)	104	113
Unrecognized prior service cost	114	110	27	33
Unrecognized net (gain)/loss	(911)	(906)	14	23

Asset/(liability) recognized	(236)	(248)	(17)	(18)

Amounts recognized in the Consolidated Balance Sheet consist of:
Prepaid benefit cost	1	1
Accrued benefit liability	(237)	(250)	(17)	(18)
Intangible asset		1
Additional minimum liability	(9)	(11)
Accumulated other comprehensive income	9	11

Net Amount Recognized	$ (236)	$ (248)	$ (17)	$ (18)

*	Acquisition of PPL Montana & Penobscot Hydro net of Sunbury divestiture.

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were (in millions) $33, $29 and $0 respectively, as of December 31, 2000 and $41, $34 and $6 respectively, as of December 31, 1999.

        PPL Electric and its subsidiaries formerly engaged in coal mining accrued an additional liability for the cost of health care of their retired miners. At December 31, 2000, the liability was $20 million. The liability is the net of $53 million of estimated future benefit payments offset by $33 million of available assets in PPL Electric funded VEBA trusts.

        PPL subsidiaries engaged in the mechanical contracting business make contributions to various union sponsored multiemployer pension and health and welfare plans. Contributions of $10 million, $8 million and $1 million were made in 2000, 1999 and 1998 respectively.

Savings Plans

        Substantially all employees of PPL’s subsidiaries are eligible to participate in deferred savings plans (401k’s). Company contributions to the plans charged to operating expense approximated $9 million in 2000, $6 million in 1999 and $4 million in 1998. Increasing contributions were the result of 1999 and 2000 enhancements to the matching formula for one of the PPL plans and a full year of participation in the plans for employees of PPL Montana in 2000.

Employee Stock Ownership Plan

        PPL sponsors a non-leveraged employee Stock Ownership Plan (ESOP), in which substantially all employees of the pre-realignment PPL Electric are enrolled after one year of credited service. Dividends paid on ESOP shares are treated as ordinary dividends by PPL. Under existing income tax laws, PPL is permitted to deduct the amount of those dividends for income tax purposes and to contribute the resulting tax savings (dividend-based contribution) to the ESOP.

        The dividend-based contribution is used to buy shares of PPL’s common stock and is expressly conditioned upon the deductibility of the contribution for federal income tax purposes. Contributions to the ESOP are allocated to eligible participants accounts as of the end of each year, based 75% on shares held in existing participants’ accounts and 25% on the eligible participants’ compensation.

        Amounts charged as compensation expense for ESOP contributions approximated $4 million in 2000, $4 million in 1999 and $6 million in 1998. However, these amounts were offset by the dividend-based contribution tax savings and had no impact on PPL’s earnings.

        ESOP shares outstanding at December 31, 2000 totaled 5,377,849, or 4% of total common shares outstanding, and are included in all EPS calculations.

Postemployment Benefits

        PPL Electric and various affiliated companies, after the corporate realignment, provide health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not significant in 2000, 1999 or 1998.

14.    Jointly Owned Facilities

        At December 31, 2000, subsidiaries of PPL owned undivided interests in the following facilities (millions of dollars):

	Ownership Interest	Electric Utility Plant in Service	Other Property	Accumulated Depreciation	Construction Work in Progress
PPL Generation
Generating Stations
Susquehanna	90.00%	$4,187		$3,504	$21
Keystone	12.34%	70		45	1
Wyman	8.33%	15		1
Conemaugh	11.39%	107		54
Merrill Creek Reservoir	8.37%		22	12

        Each PPL Generation subsidiary, either on its own behalf or through another PPL affiliate, provided its own financing for its share of the facility. Each receives a portion of the total output of the generating stations equal to its percentage ownership. The share of fuel and other operating costs associated with the stations is reflected on the Consolidated Statement of Income.

        On January 8, 2001, PPL Generation purchased an additional 83 megawatts of generation capacity at the Conemaugh Generating station. The addition brings PPL Generation’s ownership to 16.25 percent.

15.    Commitments and Contingent Liabilities

Wholesale Energy Commitments

        As part of the purchase of generation assets from Montana Power, PPL Montana agreed to supply electricity to Montana Power under two wholesale transition service agreements. The agreements expire in 2001 and 2002. In addition, PPL Montana assumed a power purchase agreement, which expires in April 2010. In accordance with purchase accounting guidelines, PPL Montana recorded a liability of $111 million as an estimate of the fair value of the contracts at the acquisition date. The supply and purchase contracts are prospectively amortized over the contract terms as adjustments to “Wholesale Energy Marketing and Trading” revenues and “Energy Purchases”, respectively. The unamortized balance at December 31, 2000 was $92 million and is included in “Other” in the “Deferred Credits and Other Noncurrent Liabilities” section of the Consolidated Balance Sheet.

Liability for Above Market NUG Contracts

        At June 30, 1998, PPL Electric recorded a loss accrual for above market contracts with NUGs of $854 million. See Note 5 for further information. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy Purchases” on the Consolidated Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final existing NUG contract expires in 2014. In connection with the corporate realignment, effective July 1, 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. The liabilities associated with these above market NUG contracts were $674 million at December 31, 2000.

Commitments—Acquisitions and Development Activities

        PPL Global and its subsidiaries have committed additional capital and extended loans to certain affiliates, joint ventures and partnerships in which they have an interest. At December 31, 2000, PPL Global and its subsidiaries had approximately $839 million of such commitments. The majority of these commitments are for the purchase of turbines from GE, as well as the January 2001 Conemaugh and CGE acquisitions, as discussed in Note 11.

Nuclear Insurance

        PPL Susquehanna is a member of certain insurance programs which provide coverage for property damage to members’ nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PPL Susquehanna is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PPL Susquehanna could be assessed retroactive premiums in the event of the insurers’ adverse loss experience. At December 31, 2000, this maximum assessment was about $20 million.

        PPL Susquehanna’s public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $9.5 billion under provisions of The Price Anderson Amendments Act of 1988. PPL Susquehanna is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PPL Susquehanna could be assessed up to $176 million per incident, payable at $20 million per year.

Environmental Matters

Air

        The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PPL subsidiaries are in substantial compliance with the Clean Air Act.

        The DEP has finalized regulations requiring further seasonal (May-June) NOx reductions to 80% from 1990 levels starting in 2003. These further reductions are based on the requirements of the Northeast Ozone Transport Region Memorandum of Understanding and two EPA ambient ozone initiatives: the September 1998 EPA State Implementation Plan (SIP) call (i.e., EPA’s requirement for states to revise their SIPs) issued under Section 110 of the Clean Air Act, requiring reductions from 22 eastern states, including Pennsylvania; and the EPA’s approval of petitions filed by Northeastern states, requiring reductions from sources in 12 Northeastern states and Washington D.C., including PPL sources. The EPA’s SIP-call was substantially upheld by the D.C. Circuit Court of Appeals in an appeals proceeding. Although the Court extended the implementation deadline to May 2004, the DEP has not changed its rules accordingly. PPL expects to achieve the 2003 NOx reductions with the recent installation of SCR technology on the Montour units and possibly SCR or SNCR on a Brunner Island unit.

        The EPA has also developed new standards for ambient levels of fine particulates. These standards were challenged and remanded to the EPA by the D.C. Circuit Court of Appeals in 1999. However, on appeal to the United States Supreme Court the D. C. Circuit Court’s decision was reversed in part and remanded to the D.C. Circuit. The new particulates standard, if finalized, may require further reductions in SO2 for certain PPL subsidiaries and year-round NOx reductions commencing in 2010-2012 at SIP-call levels in Pennsylvania, and at slightly less stringent levels in Montana. The revised ozone standard, if finalized, is not expected to have a material effect on facilities of PPL subsidiaries.

        Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine what emissions should be regulated and has determined that mercury emissions must be regulated. In this regard, EPA is expected to develop regulations by 2004.

        In 1999, the EPA initiated enforcement actions against several utilities, asserting that older, coal-fired power plants operated by those utilities have, over the years, been modified in ways that subject them to more stringent “New Source” requirements under the Clean Air Act. The EPA has since issued notices of violation and commenced enforcement activities against other utilities, and has threatened to continue expanding its enforcement actions. At this time PPL is unable to predict whether such EPA enforcement actions will be brought with respect to any of its affiliates’ plants. However, the EPA regional offices that regulate plants in Pennsylvania (Region III) and Montana (Region VIII) have indicated an intention to issue information requests to all utilities in their jurisdiction, and the Region VIII office has issued such a request to PPL Montana’s Corette plant. PPL cannot presently predict what, if any, action the EPA might take following PPL’s responses to such information requests. Should the EPA initiate one or more enforcement actions against PPL, compliance with any such EPA enforcement actions could result in additional capital and operating expenses in amounts which are not now determinable, but which could be significant.

        The EPA is also proposing to revise its regulations in a way that will require power plants to meet “New Source” performance standards and/or undergo “New Source” review for many maintenance and repair activities that are currently exempted.

Water Waste

        The final National Pollutant Discharge Elimination System permit for the Montour plant contains stringent limits for iron discharges. The results of a toxic reduction study show that additional water treatment facilities or operational changes are needed at this station. A plan for these changes is being developed and will be submitted to DEP in the fall of 2001.

        EPA has significantly lowered the water quality standard for arsenic. The lowered standard may require PPL Generation to further treat wastewater and/or take abatement action at several of its power plants, the cost of which is not now determinable, but could be significant.

        Capital expenditures through the year 2003 to correct groundwater degradation at fossil-fueled generating stations, and to address waste water control at PPL Generation’s facilities, are included in the table of construction expenditures in the section entitled “Financial Condition—Capital Expenditure Requirements” in the Review of the Financial Condition and Results of Operations. Additional capital expenditures could be required beyond the year 2005 in amounts which are not now determinable but which could be significant. Actions taken to correct groundwater degradation, to comply with the environmental regulations and to address waste water control, are also expected to result in increased operating costs in amounts which are not now determinable but which could be significant.

        EPA’s proposed requirements for new or modified water intake structures will affect where generating facilities are built, will establish intake design standards, and could lead to requirements for cooling towers at new power plants. These proposed regulations are expected to be finalized by August of 2001. In the worst case, the rule could require new or modified cooling towers at one or more PPL stations. Another new rule, also expected in 2001, will address existing structures. Each of these rules could impose significant costs on PPL, which are not now determinable.

Superfund and Other Remediation

        In 1995 PPL Electric entered into a consent order with the DEP to address a number of sites where it may be liable for remediation. This may include potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PPL Electric; and oil or other contamination which may exist at some of PPL Electric’s former generating facilities. In connection with the July 1, 2000 corporate realignment, PPL Electric’s generation facilities were transferred to subsidiaries of PPL Generation. As of December 31, 2000, work has been completed on approximately three-quarters of the sites included in the consent order.

        In 1996, PPL Gas Utilities entered into a similar consent order with the DEP to address a number of sites where subsidiaries of PPL Gas Utilities may be liable for remediation. The sites primarily include former coal gas manufacturing facilities. Subsidiaries of PPL Gas Utilities are also investigating the potential for any mercury contamination from gas meters and regulators. Any sites will likely be addressed under the consent order.

        At December 31, 2000, PPL Electric, PPL Generation and PPL Gas Utilities had accrued approximately $20.3 million, representing the estimated amounts they will have to spend for site remediation, including those sites covered by each company’s consent orders mentioned above.

        In October 1999, the Montana Supreme Court held in favor of several citizens’ groups that the right to a clean and healthful environment is a fundamental right guaranteed by the Montana Constitution. The court’s ruling could result in significantly more stringent environmental laws and regulations, as well as an increase in citizens’ suits under Montana’s environmental laws. The effect on PPL Montana of any such changes in laws or regulations or any such increase in legal actions are not currently determinable, but could be significant.

        Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL subsidiaries that cannot be estimated at this time. Under the Montana Power acquisition agreement, PPL Montana is indemnified by Montana Power for any pre-acquisition environmental liabilities. However, this indemnification is conditioned on certain circumstances that can result in PPL Montana and Montana Power sharing in certain costs within limits set forth in the agreement.

General

        Due to the environmental issues discussed above or others, PPL subsidiaries may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL subsidiaries also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable, but which could be significant.

Credit Support for Affiliated Companies

        PPL provides certain guarantees for its subsidiaries. Specifically, PPL guarantees all of the debt of PPL Capital Funding. As of December 31, 2000, PPL had guaranteed $1.5 billion of medium-term notes and $581 million of commercial paper issued by PPL Capital Funding. PPL had also guaranteed certain obligations of PPL EnergyPlus for up to $625 million under power purchase and sales agreements. PPL had also guaranteed certain obligations of other subsidiaries, totaling $473 million at December 31, 2000. Finally, PPL has caused lender banks, under its 364-day credit facility, to issue letters of credit in the aggregate amount of $125 million on behalf of PPL Montana.

Source of Labor Supply

        As of December 31, 2000, PPL and its subsidiaries had 11,893 full-time employees. This included 3,330 in PPL Electric; 424 in PPL Gas Utilities; 2,398 in PPL Generation; 1,697 in PPL EnergyPlus; 45 in PPL Global; 3,056 in several Central and South American electric companies controlled by PPL Global; and 943 in PPL Services.

        Approximately 49%, or 4,297, of PPL’s domestic workforce are members of labor unions, with four IBEW locals representing nearly 4,100. The other unions primarily represent small locals of gas utility employees in Pennsylvania. The bargaining agreement with the largest union was negotiated in 1998 and expires in May of 2002. Eight new three-year contracts with smaller locals in Pennsylvania were negotiated in 2000 and five additional agreements will expire during the first half of 2001, with the largest being for three locals representing about 320 Montana employees.

16.    Related Party Transactions

        A wholly-owned subsidiary of PPL Global extended a 90 million British pounds sterling loan facility to WPDH, an entity in which PPL Global has a 51% ownership interest and shares joint control with Mirant. This facility was subsequently reduced to 76.5 million pounds sterling. This facility provided funds that were loaned to WPDL as temporary financing for the acquisition of Hyder. The facility was entered into September 28, 2000 and expires September 25, 2001. Interest is reset monthly based on sterling LIBOR. This rate was 6.4% as of December 31, 2000. At December 31, 2000, WPDH had borrowed 76.5 million British pounds sterling (US $114 million at the foreign exchange rate on December 31, 2000.)

        At December 31, 2000, PPL Global had a $135 million note outstanding payable to an affiliate of WPDH. The note was denominated in U.S. dollars, and provided for interest at market rates. PPL Global repaid this note in January, 2001.

17.    Corporate Realignment

        On July 1, 2000, PPL and PPL Electric completed a corporate realignment in order to effectively separate PPL Electric’s regulated transmission and distribution businesses from its recently deregulated generation businesses and to better position the companies and their affiliates in the new competitive marketplace. The realignment included PPL Electric’s transfer of certain generation and related assets, and associated liabilities, to affiliates at book value. The net book value of this transfer, recorded as a distribution on common shares from PPL Electric to its parent, PPL, was $271 million. PPL Energy Funding, a holding company for virtually all of PPL’s unregulated businesses, assumed $670 million of debt that PPL Electric had issued to other subsidiaries of PPL.

        As a result of the corporate realignment, PPL Generation’s principal business is owning and operating U.S. generating facilities through various subsidiaries; PPL EnergyPlus’ principal business is wholesale and unregulated retail energy marketing; PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR, and PPL Global’s principal businesses are the acquisition and development of both U.S. and international energy projects, and the ownership and operation of international energy projects. PPL Energy Funding serves as the holding company for substantially all of PPL’s unregulated businesses, including PPL Generation, PPL EnergyPlus and PPL Global. Other subsidiaries of PPL and PPL Electric are generally aligned in the new corporate structure according to their principal business functions.

        The corporate realignment followed receipt of various regulatory approvals, including approvals from the PUC, the FERC, the NRC and the IRS.

18.    Adoption of SFAS 133

        On January 1, 2001, PPL will adopt SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. PPL, through the use of a cross-functional project team, has completed the process of identifying all derivative instruments, determining their fair market values, designating and documenting hedge relationships, and evaluating the effectiveness of those hedge relationships.

        In accordance with the transition provisions of SFAS 133, PPL expects to record a cumulative-effect charge of $181.9 million in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash flow hedging instruments. This adjustment includes a credit of $5.8 million for derivatives that were previously deferred on the balance sheet. A majority of PPL’s fixed price commodity contracts meet the definition of derivatives under SFAS 133. PPL uses these contracts and other financial derivative instruments to mitigate commodity price risk related to the sale of electricity as well as the purchase of oil, gas and coal. PPL has designated many of these instruments as cash flow hedges of the anticipated purchases or sales of the commodity. PPL also uses certain financial derivative instruments to mitigate interest rate risk exposure for future financing. The most significant portion of the cumulative adjustment will be attributed to forward sales contracts and financial swaps in which PPL has reserved and stands ready to deliver energy from the planned output of its wholly-owned generating units. In these cases, PPL will realize a margin that represents the difference between the sales price and the average cost of generation.

        Future changes in the fair market values of these derivative instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in other comprehensive income. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income will be reported in earnings. To the extent that the hedges are not effective, the ineffective portion of the changes in the fair market value will be recorded directly in earnings. PPL expects to reclassify into earnings during the next twelve months $144.7 million from the transition adjustment that was recorded in accumulated other comprehensive income. The cash flow hedges described above cover the period from January 2001 through December 2008.

        Under the terms of SFAS 133, PPL will also record at fair value certain derivative instruments that do not qualify as hedges. This is expected to result in a cumulative-effect credit to earnings of $10.6 million in recognition of these instruments.

        The cumulative-effect adjustment in earnings to recognize at fair value all derivatives that are designated as fair-value hedging instruments and the cumulative-effect adjustment to recognize the difference between the carrying values and fair values of related hedged liabilities are expected to be insignificant.

19.    Sales to California Independent System Operator

        Through subsidiaries, PPL has made certain limited sales to the California Independent System Operator (“Cal ISO”), for which PPL has not yet been paid in full. Specifically, through January 2001, PPL has made approximately $18 million of sales to the Cal ISO. A small amount of these sales were ordered by the U.S. Secretary of Energy (“Secretary”) between December 14, 2000 and February 7, 2001 pursuant to emergency authority granted to the Secretary pursuant to federal law. The Secretary has not exercised his emergency authority after February 7, 2001. PPL negotiated prices for a portion of the involuntary sales with the Cal ISO. The prices for the remaining ordered sales will be established in future proceedings at the FERC.

        Given the myriad of electricity supply problems presently faced by the California electric utilities and the Cal ISO, PPL cannot predict when it will receive payment for sales to the Cal ISO that have been made, or that may be required to be made in the future, or the final amounts of such payments. As of December 31, 2000, PPL has fully reserved for possible underrecoveries of payments for these sales. PPL may have to add to this reserve in future periods if it is required by the Secretary to continue to supply the Cal ISO.

        Litigation arising out of the California electric supply situation has been filed at the FERC and in California courts against sellers of energy to the Cal ISO. The plaintiffs and intervenors allege abuse of market power, among other things, and seek price caps on wholesale sales in California and other western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorneys’ fees. Certain PPL subsidiaries have intervened in the FERC proceedings in order to protect their interests, but have not been named as a defendant in any of the court actions. PPL cannot predict whether any of its subsidiaries will eventually be named in these lawsuits or other lawsuits, the outcome of any such litigation or the ultimate impact on PPL or its subsidiaries of the California electricity supply situation.

SELECTED FINANCIAL AND OPERATING DATA
PPL Corporation

	2000(a)	1999(a)	1998(a)	1997(a)	1996
Income Items—millions
Operating revenues	$ 5,683	$ 4,590	$ 3,786	$ 3,077	$ 2,926
Operating income (f)	1,202	872	827	800	810
Net income (loss)	498	432	(569)	296	329
Net income excluding nonrecurring items	474	358	309	328	329
Balance Sheet Items—millions (b)
Property, plant and equipment, net	5,948	5,624	4,480	6,820	6,960
Recoverable transition costs	2,425	2,647	2,819
Total assets	12,360	11,174	9,607	9,485	9,670
Long-term debt	4,784	4,157	2,984	2,735	2,832
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures	250	250	250	250
Preferred stock
With sinking fund requirements	47	47	47	47	295
Without sinking fund requirements	50	50	50	50	171
Common equity	2,012	1,613	1,790	2,809	2,745
Short-term debt	1,037	857	636	135	144
Total capital provided by investors	8,180	6,974	5,757	6,026	6,187
Capital lease obligations (h)		125	168	171	247
Financial Ratios
Return on average common equity—% (e)	27.14	16.89	10.98	11.69	12.30
Embedded cost rates (b)
Long-term debt—%	6.98	6.95	7.40	7.88	7.89
Preferred stock—%	5.87	5.87	5.87	5.85	6.09
Preferred securities—%	8.44	8.44	8.44	8.43
Times interest earned before income taxes (e)	2.95	3.14	3.28	3.59	3.55
Ratio of earnings to fixed charges—total enterprise basis (c), (e)	2.66	2.80	3.10	3.51	3.45
Ratio of earnings to fixed charges and dividends on preferred stock—total enterprise basis (c), (e)	2.55	2.64	2.77	3.11	2.90
Common Stock Data
Number of shares outstanding—thousands
Year-end	145,041	143,697	157,412	166,248	162,665
Average	144,350	152,287	164,651	164,550	161,060
Number of record shareowners (b)	91,777	91,553	100,458	117,293	123,290
Basic EPS (loss)—reported	$ 3.45	$ 2.84	$ (3.46)	$ 1.80	$ 2.05
Basic EPS—excluding nonrecurring items (e)	$ 3.29	$ 2.35	$ 1.87	$ 2.00	$ 2.05
Diluted EPS (loss)—reported	$ 3.44	$ 2.84	$ (3.46)	$ 1.80	$ 2.05
Diluted EPS—excluding nonrecurring items (e)	$ 3.28	$ 2.35	$ 1.87	$ 2.00	$ 2.05
Dividends declared per share	$ 1.06	$ 1.00	$ 1.335	$ 1.67	$ 1.67
Book value per share (b)	$ 13.87	$ 11.23	$ 11.37	$ 16.90	$ 16.87
Market price per share (b)	$45.188	$22.875	$27.875	$23.938	$ 23
Dividend payout rate—% (g)	32	43	71	84	81
Dividend yield—% (d)	2.35	4.37	4.79	6.98	7.26
Price earnings ratio (g)	13.78	9.73	14.91	11.97	11.22
Sales Data—millions of kWh
Electric energy supplied—retail	41,493	36,637	31,651	31,964	32,307
Electric energy supplied—wholesale	40,884	32,045	36,708	21,454	14,341
Electric energy delivered—retail	37,642	35,987	32,144	31,964	32,307

(a)
The earnings for each year, except for 1996, were affected by nonrecurring items. These adjustments affected net income and certain items under Financial Ratios and Common Stock Data. See “Earnings” in Review of the Financial Condition and Results of Operations for a description of nonrecurring items in 2000, 1999 and 1998.

(b)	At year-end.
(c)
Computed using earnings and fixed charges of PPL and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

(d)	Based on year-end market prices.
(e)	Based on earnings excluding nonrecurring items.
(f)	Operating income of 1997 and 1996 restated to conform to the current presentation.
(g)	Based on diluted EPS—excluding nonrecurring items.
(h)	PPL terminated its capital lease in 2000. See Note 1 for additional information.

EXECUTIVE OFFICERS OF PPL CORPORATION

        Officers of PPL Corporation are elected annually by its Boards of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

        There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

        Listed below are the executive officers of PPL Corporation as of December 31, 2000:

Name	Age	Position	Effective Date of Election to Present Position
William F. Hecht	57	Chairman, President and Chief Executive Officer	February 24, 1995
Frank A. Long	60	Executive Vice President	February 24, 1995
John R. Biggar	56	Executive Vice President and Chief Financial Officer	January 1, 2001
Robert J. Grey	50	Senior Vice President, General Counsel and Secretary	March 1, 1996
Michael E. Bray*	53	Vice Chair and President-PPL Electric Utilities Corporation	July 1, 2000
Paul T. Champagne*	42	President-PPL Global, Inc.	May 24, 1999
Lawrence E. De Simone*	53	President-PPL EnergyPlus, LLC	November 1, 1998
Joseph J. McCabe	50	Vice President and Controller	August 1, 1995
James E. Abel	49	Vice President-Finance and Treasurer	June 1, 1999

*
Messrs. Bray, Champagne and De Simone have been designated executive officers of PPL Corporation by virtue of their respective positions at PPL subsidiaries. In addition, effective February 5, 2001, James H. Miller was elected President of PPL Generation, LLC, and by virtue of that position is an executive officer of PPL. Prior to that time, Mr. Miller was Executive Vice President of USEC, Inc.

        Each of the above officers, with the exception of Messrs. Bray, Champagne and De Simone, had been employed by PPL Electric Utilities for more than five years as of July 1, 2000. In connection with the July 1, 2000 corporate realignment, Messrs. Hecht, Long, Biggar, Grey, McCabe and Abel became employees of PPL Services Corporation, another PPL subsidiary; Messrs. Hecht, Long, Biggar and Grey ceased being officers of PPL Electric Utilities.

        Mr. Bray joined PPL Electric Utilities in April 2000. Prior to that time, he was President and Chief Executive Officer of Consolidated Edison Development, Inc. Mr. De Simone joined PPL EnergyPlus in November 1998. Prior to that time, he was Senior Vice President—Energy Services at Virginia Power Company. (Effective with the July 1, 2000 corporate realignment, PPL EnergyPlus became a principal PPL subsidiary and Mr. De Simone, as President of PPL EnergyPlus, became an executive officer of PPL.) Mr. Champagne became President of PPL Global in May 1999. Prior to that time, he was Vice President and Senior Development Officer of PPL Global.

        Prior to their election to the positions shown above, the following executive officers held other positions within PPL and PPL Electric Utilities since January 1, 1996. Mr. Hecht was Chairman, President and Chief Executive Officer (of PPL Electric Utilities); Mr. Biggar was Vice President—Finance, Vice President—Finance and Treasurer, Senior Vice President—Financial, and Senior Vice President and Chief Financial Officer; Mr. Grey was Vice President, General Counsel and Secretary; Mr. McCabe was Controller; and Mr. Abel was Manager—Treasury, Manager—Auditing, and Treasurer.

SHAREOWNER AND INVESTOR INFORMATION

        Annual Meetings: The annual meeting of shareowners of PPL Corporation is held each year on the fourth Friday of April. The 2001 meeting for PPL Corporation will be held on Friday, April 27, 2001, at Lehigh University’s Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania.

        Proxy Statement Material: A proxy statement and notice of PPL’s annual meeting is mailed to all shareowners of record as of February 28, 2001.

        Dividends: The 2001 dates for consideration of the declaration of dividends on PPL common stock by the Board of Directors or its Executive Committee are February 23, May 25, August 24 and November 16. Subject to the declaration, such dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2001 record dates for dividends are expected to be March 9, June 8, September 10, and December 10.

        Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

        Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL common stock or PPL Electric Preferred Stock reinvested in PPL common stock instead of receiving the dividend by check.

        Certificate Safekeeping: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PPL Services Corporation for safekeeping.

        Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

        Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

        Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

        Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

        PPL Summary Annual Report: Published and mailed in mid-March to all shareowners of record.

        Shareowner News: An easy-to-read newsletter containing current items of interest to shareowners —published and mailed at the beginning of each quarter.

        Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

        Duplicate Mailings: The summary annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

        Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

        The toll-free Shareowner Information Line is 1-800-345-3085.

        Other PPL publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

        Shareowners can also obtain information from PPL’s Internet home page (www.pplweb.com). Shareowners can access PPL Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

        Investor Services: For any questions you have or additional information you require about PPL and its subsidiaries, please call the Shareowner Information Line, or write to:

Manager-Investor Services
PPL Services Corporation
Two North Ninth Street
Allentown, PA 18101

        Internet Access: For updated information throughout the year, check out our home page at http://www.pplweb.com. You may also contact Investor Services via E-mail at invserv@pplweb.com.

Listed Securities:
New York Stock Exchange

PPL Corporation:
Common Stock (Code: PPL)

PPL Electric Utilities Corporation:
4 1 /2% Preferred Stock
(Code: PPLPRB)
4.40% Series Preferred Stock
(Code: PPLPRA)

PPL Capital Trust:
8.20% Preferred Securities
(Code: PPLPRC)

PPL Capital Trust II:
8.10% Preferred Securities
(Code: PPLPRD)

Philadelphia Stock Exchange

PPL Corporation:
Common Stock

PPL Electric Utilities Corporation
4 1 /2% Preferred Stock
3.35% Series Preferred Stock
4.40% Series Preferred Stock
4.60% Series Preferred Stock

Fiscal Agents:
Stock Transfer Agents and Registrars
Wells Fargo Minnesota, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

PPL Services Corporation
Investor Services Department

Dividend Disbursing Office and
Dividend Reinvestment Plan Agent
PPL Services Corporation
Investor Services Department

Mortgage Bond Trustee
Bankers Trust Co.
Attn: Security Transfer Unit
P.O. Box 291569
Nashville, TN 37229

Bond Interest Paying Agent
PPL Electric Utilities Corporation
Investor Services Department

QUARTERLY FINANCIAL, COMMON STOCK PRICE AND DIVIDEND DATA (Unaudited)
PPL Corporation and Subsidiaries
(Millions of Dollars, except per share data)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31
2000
Operating revenues	$1,413	$1,297	$1,458	$1,515
Operating income	320	241	313	328
Net income before extraordinary items	142	92	136	117
Net income	142	92	136	128
Earnings per common share-basic (b)	0.99	0.64	0.94	0.88
Dividends declared per common share-basic (c)	0.265	0.265	0.265	0.265
Price per common share
High	$24.00	$25.00	$44.44	$46.13
Low	$18.38	$20.38	$21.94	$37.56
1999
Operating revenues	$1,067	$1,004	$1,386	$1,133
Operating income	262	164	238	208
Net income before extraordinary items	120	63	161	134
Net income (loss)	120	63	102	147
Earnings per common share-basic (b)	0.76	0.40	0.68	1.02
Dividends declared per common share (c)	0.25	0.25	0.25	0.25
Price per common share
High	$28.50	$31.88	$32.00	$28.50
Low	$24.75	$24.13	$25.38	$20.38

(a)
Quarterly results can vary depending on weather and the forward pricing of power. In addition, earnings in 2000 and 1999 were affected by nonrecurring items. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

(b)	The sum of the quarterly amounts may not equal annual earnings per share due to changes in the number of common shares outstanding during the year or rounding.
(c)
PPL has paid quarterly cash dividends on its common stock in every year since 1946. The dividends paid per share in 2000 were $1.06 and in 1999 were $1.00. The most recent regular quarterly dividend paid by PPL was 26.5 cents per share (equivalent to $1.06 per annum) paid January 1, 2001. Future dividends, declared at the discretion of the Board of Directors, will be dependent upon future earnings, financial requirements and other factors.

        For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

Manager—Investor Services Department
PPL Services Corporation
Two North Ninth Street (GENTW14)
Allentown, PA 18101

Shareowner Information Line: 800-345-3085

        PPL and PPL Electric Utilities Corporation file a joint Form 10-K Report and Form 10-Q Report with the Securities and Exchange Commission. The Form 10-K Report for 2000 and the Form 10-Q Report for the quarter ending March 31, 2001 are available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

        Whether you plan to attend the meeting or not, you may vote over the Internet, by telephone or by returning your Proxy. To ensure proper representation of your shares at the meeting, please follow the instructions at the website address on your Proxy or follow the instructions that you will be given after dialing the toll-free number on your Proxy. You may also mark, date, sign and mail the accompanying Proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

Admission Ticket PPL Corporation Annual Meeting of Shareowners 1:30 p.m., April 27, 2001 Lehigh University’s Stabler Arena Bethlehem, Pennsylvania
March 12, 2001

Dear Shareowner,

     It is a pleasure to invite you to attend the 2001 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Friday, April 27, 2001, at Lehigh University’s Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem. For your convenience, a map showing our meeting location is printed on the outer mailing envelope of this package.

     Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations and a question-and-answer period will follow.

     We hope you will be able to attend in person. If you plan to attend the meeting, please detach and bring this admission ticket with you to the meeting. Please follow the instructions on the proxy card for voting over the Internet, by telephone or by detaching and returning your proxy. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

     Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

William F. Hecht Chairman, President and Chief Executive Officer

PPL Corporation	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2001.

William F. Hecht, Frank A. Long and Elmer D. Gates, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on April 27, 2001, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

The shares of stock you hold in your account or in a dividend reinvestment will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint William F. Hecht, Frank A. Long, and Elmer D. Gates, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (EST) on April    26, 2001.
• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located    above.
• Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ppl/ — QUICK ««« EASY ««« IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (EST) on April 26, 2001.
• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located    above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM , P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

òPlease detach hereò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 William F. Hecht 02 Stuart Heydt	03 W. Keith Smith	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Appointment of Independent Accountants			☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.